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                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                                                                    CONFIDENTIAL

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                ORTHOLOGIC CORP.

                                       AND

                               DJ ORTHOPEDICS, LLC

                                 OCTOBER 8, 2003

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                                                                  EXECUTION COPY

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ARTICLE I DEFINITIONS...........................................................................................        8

ARTICLE II SALE AND PURCHASE OF ASSETS..........................................................................       16

         2.1      Purchased Assets..............................................................................       16

         2.2      Consents of Third Parties.....................................................................       18

         2.3      Excluded Assets...............................................................................       18

         2.4      Assumed Liabilities...........................................................................       19

         2.5      Excluded Liabilities..........................................................................       19

         2.6      Consideration for Purchased Assets............................................................       20

         2.7      The Closing...................................................................................       20

         2.8      Net Working Capital Adjustment................................................................       21

         2.9      Allocation of Purchase Price..................................................................       23

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER............................................................       23

         3.1      Organization and Related Matters..............................................................       23

         3.2      Authorization.................................................................................       23

         3.3      No Conflicts..................................................................................       23

         3.4      No Other Agreements to Sell Assets or Business................................................       23

         3.5      Legal Proceedings.............................................................................       24

         3.6      Approvals and Third Party Consents............................................................       24

         3.7      Financial Information and SEC Reports.........................................................       24

         3.8      Tangible Assets...............................................................................       25

         3.9      Offices.......................................................................................       25

         3.10     Taxes.........................................................................................       25

         3.11     Permits.......................................................................................       25

         3.12     Intercompany Transactions.....................................................................       26

         3.13     Compliance with Law...........................................................................       26

         3.14     No Brokers or Finders.........................................................................       26

         3.15     No Undisclosed Liabilities....................................................................       27

         3.16     Patents, Trademarks and Proprietary Information...............................................       27

         3.17     Material Contracts............................................................................       29

         3.18     Absence of Certain Changes or Events..........................................................       30

         3.19     Inventory.....................................................................................       31

         3.20     Accounts Receivable...........................................................................       31

         3.21     Customers, Resellers and Suppliers............................................................       31

         3.22     Employee Benefit Plans........................................................................       31

         3.23     Environmental Matters.........................................................................       33

         3.24     Insurance.....................................................................................       34
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         3.25     Opinion of Financial Advisors.................................................................       34

         3.26     Voting Requirements...........................................................................       34

         3.27     Product Liability.............................................................................       34

         3.28     Anti-Takeover Laws............................................................................       35

         3.29     Information Supplied..........................................................................       35

         3.30     Government Contracts..........................................................................       35

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER..............................................................       36

         4.1      Organization and Related Matters..............................................................       36

         4.2      Authorization; No Conflicts...................................................................       36

         4.3      Legal Proceedings.............................................................................       36

         4.4      Approvals and Third Party Consents............................................................       36

         4.5      Funding.......................................................................................       36

         4.6      No Brokers or Finders.........................................................................       36

ARTICLE V COVENANTS AND AGREEMENTS..............................................................................       37

         5.1      Maintenance of Insurance......................................................................       37

         5.2      Material Adverse Changes; Conduct of Business.................................................       37

         5.3      Access to Information; Notification of Certain Matters........................................       38

         5.4      Approvals and Permits.........................................................................       39

         5.5      Government Approvals and Filings..............................................................       39

         5.6      Employees.....................................................................................       40

         5.7      Covenants Not to Compete and Not to Solicit...................................................       41

         5.8      Stockholder Approval; Preparation of Company Proxy Statement..................................       42

         5.9      Financing.....................................................................................       43

         5.10     No Solicitation...............................................................................       43

         5.11     Environmental Reports.........................................................................       45

         5.12     Stockholder Litigation........................................................................       45

         5.13     Transfer and Assignment.......................................................................       45

         5.14     Current Inventory, Marketing, Materials, Etc..................................................       45

         5.15     Payment of Liabilities........................................................................       46

         5.16     Proceeds......................................................................................       46

         5.17     Access to Records.............................................................................       46

         5.18     Compliance with HIPAA Privacy Rules...........................................................       47

         5.19     Retention Bonuses.............................................................................       47

ARTICLE VI TAX MATTERS..........................................................................................       47

         6.1      Indemnity.....................................................................................       47

         6.2      Conveyance Taxes..............................................................................       48
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         6.3      Tax Certificates and Information..............................................................       48

ARTICLE VII CONDITIONS OF PURCHASE..............................................................................       48

         7.1      General Conditions............................................................................       48

         7.2      Conditions to Obligations of Buyer............................................................       48

         7.3      Conditions to Obligations of Seller...........................................................       50

ARTICLE VIII TERMINATION OF OBLIGATIONS; SURVIVAL...............................................................       50

         8.1      Termination of Agreement......................................................................       50

         8.2      Effect of Termination.........................................................................       51

         8.3      Survival of Representations and Warranties....................................................       52

ARTICLE IX INDEMNIFICATION......................................................................................       52

         9.1      Obligations of Seller.........................................................................       52

         9.2      Obligations of Buyer..........................................................................       52

         9.3      Collection of Accounts Receivable.............................................................       52

         9.4      Procedure.....................................................................................       53

         9.5      Indemnification Threshold; Maximum Losses.....................................................       53

         9.6      Cooperation; Manner of Payment................................................................       54

         9.7      WARN Act......................................................................................       54

         9.8      Exclusive Remedy..............................................................................       54

         9.9      Damages.......................................................................................       54

ARTICLE X GENERAL...............................................................................................       55

         10.1     Amendments; Waivers...........................................................................       55

         10.2     Schedules; Exhibits; Integration..............................................................       55

         10.3     Further Assurances............................................................................       55

         10.4     Governing Law.................................................................................       55

         10.5     No Assignment.................................................................................       55

         10.6     Headings......................................................................................       55

         10.7     Counterparts..................................................................................       55

         10.8     Publicity and Reports.........................................................................       55

         10.9     Confidentiality...............................................................................       55

         10.10    Parties in Interest...........................................................................       56

         10.11    Notices.......................................................................................       56

         10.12    Expenses......................................................................................       57

         10.13    Waiver........................................................................................       57

         10.14    Attorney Fees.................................................................................       57

         10.15    Representation By Counsel; Interpretation.....................................................       57

         10.16    Severability..................................................................................       57
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         10.17    Specific Performance..........................................................................       57
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EXHIBIT A - Form of Escrow Agreement

EXHIBIT B - Form of Billing Services Agreement

EXHIBIT C - Form of Sublease

EXHIBIT D - Form of Transition Services Agreement

EXHIBIT E - Form of Subcontract

EXHIBIT F - Form of Opinion of Seller's Counsel

EXHIBIT G - Form of Opinion of Buyer's Counsel

                         LIST OF DISCLOSURE SCHEDULES*:

SCHEDULE 1.1(a) - Representatives of Seller

SCHEDULE 1.1(b) - Representatives of Buyer

SCHEDULE 1.2 - Other Permitted Encumbrances

SCHEDULE 2.1(a) - FF&E and Design tools, order management and other management tools, manufacturing tools and test equipment

SCHEDULE 2.1(c) - Contracts

SUPPLEMENT TO SCHEDULE 2.1(c) - Vendor Sales and Other Additional Agreements

SCHEDULE 2.1(d) - Trademarks and service marks and Other Proprietary Information and Intellectual Property

SCHEDULE 2.1(i) - Permits

SCHEDULE 2.1(l) - Telephone and facsimile numbers and post office boxes, lockboxes, internet domain names and URLs

SCHEDULE 2.3(i) - Property and assets not primarily related to the Business

SCHEDULE 2.3(k) - Agreements deemed "Excluded Assets"

SCHEDULE 2.3(l) - Other assets deemed "Excluded Assets"

SCHEDULE 2.4(a) - Trade accounts payable and other accrued liabilities

SCHEDULE 2.5(j) - Excluded Trade Payables

SCHEDULE 2.8(f)(4) - Net Working Capital at August 31, 2003

SCHEDULE 2.9 - Preliminary allocation of Purchase Price among the Purchased
Assets

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SELLER'S DISCLOSURE SCHEDULE (SECTION 3.1) - States in which Seller is qualified to do business

SELLER'S DISCLOSURE SCHEDULE (SECTION 3.3) - Conflicts

SELLER'S DISCLOSURE SCHEDULE (SECTION 3.5) - Legal proceedings

SELLER'S DISCLOSURE SCHEDULE (SECTION 3.6) - Approvals and Third Party Consents

SELLER'S DISCLOSURE SCHEDULE (SECTION 3.7) - Financial Statements and Business Financial Statements Reconciliation

SELLER'S DISCLOSURE SCHEDULE (SECTION 3.7(d)) - Excluded Trade Payables

SELLER'S DISCLOSURE SCHEDULE (SECTION 3.8) - Assets

SELLER'S DISCLOSURE SCHEDULE (SECTION 3.9) - Locations at which a sales representative or other employee operates the Business

SELLER'S DISCLOSURE SCHEDULE (SECTION 3.11) - Material Permits

SELLER'S DISCLOSURE SCHEDULE (SECTION 3.12) - Intercompany transactions

SELLER'S DISCLOSURE SCHEDULE (SECTION 3.13(b)) - Compliance with law (Part I)

SELLER'S DISCLOSURE SCHEDULE (SECTION 3.13(c)) - Compliance with law (Part II)

SELLER'S DISCLOSURE SCHEDULE (SECTION 3.14) - Brokers, finders and others entitled to fees or commissions

SELLER'S DISCLOSURE SCHEDULE (SECTION 3.15) - Undisclosed liabilities or obligations relating to the Business

SELLER'S DISCLOSURE SCHEDULE (SECTION 3.17) - Material Contracts

SELLER'S DISCLOSURE SCHEDULE (SECTION 3.18) - Material changes in the business, operations, properties, condition, or assets or liabilities of the Business since June 30, 2003

SELLER'S DISCLOSURE SCHEDULE (SECTION 3.19) - Inventory

SELLER'S DISCLOSURE SCHEDULE (SECTION 3.21) - Material customers and resellers of the Business

SELLER'S DISCLOSURE SCHEDULE (SECTION 3.22(a)) - Identification of Employee Benefit Plans

SELLER'S DISCLOSURE SCHEDULE (SECTION 3.22(f)) - Effect of Agreement and Transaction on payments and benefits to Transferred Employees

SELLER'S DISCLOSURE SCHEDULE (SECTION 3.24) - Insurance policies, letters of credit and surety bonds and the material terms thereof

SELLER'S DISCLOSURE SCHEDULE (SECTION 3.27) - Non-uniform product warranties, indemnifications or other similar agreements of Seller

SELLER'S DISCLOSURE SCHEDULE (SECTION 3.28) - Rights agreements and other similar anti-takeover agreements

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SCHEDULE 4.4 - Approval and Third Party Consents; Authorization; No Conflicts

SCHEDULE 4.6 - No Brokers or Finders

SCHEDULE 5.2(c) - Stay bonuses or other similar arrangements for Transferred Employees and legal proceedings

SCHEDULE 5.6 - Employees of the Business to be employed by Buyer

SCHEDULE 5.6(b) - Severance to persons not accepting a position as a Transferred Employee

SCHEDULE 5.13 - Third Party Payor Contracts

SCHEDULE 5.19 - Individuals receiving retention bonuses

*OrthoLogic Corp. agrees to furnish supplementally a copy of these omitted exhibits and the disclosure schedules relating to OrthoLogic Corp.'s exceptions and disclosure pursuant to its representations and warranties under this Asset Purchase Agreement to the Securities and Exchange Commission upon request.

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                            ASSET PURCHASE AGREEMENT

                  This Asset Purchase Agreement is entered into as of October 8, 2003 by and among OrthoLogic Corp., a Delaware corporation ("Seller"), and dj Orthopedics, LLC, a Delaware limited liability company ("Buyer").

                                    RECITALS

                  WHEREAS, Seller owns and operates a business consisting of the development, manufacture, marketing, distribution, sales and support of medical devices used in bone growth stimulation, spinal fusion stimulation and external fixation (the "Business"); and

                  WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets and properties relating to the Business and in connection therewith Buyer is willing to assume certain specified liabilities of Seller relating thereto, all upon the terms and subject to the conditions set forth herein.

                  NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, Buyer and Seller hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions will apply:

                           "Accountants" is defined in Section 2.8(d).

                           "Accounts Payable" shall mean payables from operations and other current accruals of the Business, determined in accordance with GAAP, consistently applied.

                           "Accounts Receivable" shall mean all gross accounts receivable in favor of Seller, net of credits, from the sale of products of the Business.

                           "Action" means any action, claim, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

                           "Acquisition Proposal" means any offer or proposal from any Person relating to, or that would reasonably be expected to lead to, any direct or indirect (A) merger, consolidation, business combination, or similar transaction involving Seller, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, tender offer, joint venture, or otherwise of assets of Seller representing all or substantially all of the consolidated assets of Seller and its subsidiaries including, without limitation, a sale, lease or other disposition of the Business or (C) any combination of the foregoing involving all or substantially all of the assets or securities of Seller (other than the transactions contemplated by this Agreement or any Acquisition Proposal made by Buyer or its Affiliates).

                           "Administrative Violations" is defined in Section 2.5(l).

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                           "Affiliate" means a Person that directly, or
         indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") means the possession of the power to direct the management and policies of the referenced Person, whether through ownership interests, by contract or otherwise.

                           "Agreement" means this Asset Purchase Agreement by and among Seller and Buyer as amended or supplemented from time to time, together with all Exhibits and Schedules delivered pursuant to this Agreement.

                           "Antitrust Laws" is defined in Section 5.5(c).

                           "Approval" means any approval, authorization, consent, qualification, registration, Permit, declaration, filing, application, transfer or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity.

                           "Assumed Liabilities" is defined in Section 2.4.

                           "Audited Financial Statements" means the audited balance sheets of Seller at each of December 31, 2001 and 2002 and the audited statements of income and retained earnings and cash flows of Seller for the years ended December 31, 2000, 2001 and 2002, together with notes thereto, all accompanied by the report of Deloitte & Touche LLP thereon.

                           "Billing Services Agreement" means that certain billing services agreement in substantially the form of Exhibit B hereto.

                           "Books and Records" means all of Seller's books, ledgers, files, records, manuals, and other materials (in any form or medium, including electronic and computer files) to the extent related to the Business, whether in tangible or electronic form, including, but not limited to, all correspondence, payroll records, purchasing materials and records, patient records, vendor lists, operation and quality control records and procedures, research and development files, Intellectual Property disclosures and documentation, sales order files, purchase order files, advertising materials, catalogs, product brochures, mailing lists, customer files, customer lists, distribution lists, sales and promotional materials, and all other records to the extent utilized by Seller in connection with the Business and all computer software and data files necessary to access or review or continue to compile or utilize any of the foregoing, but not including personnel records.

                           "Business" is defined in this Agreement's recitals.

                           "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in San Diego County, California or Maricopa County, Arizona are authorized or obligated by Law or executive order to close.

                           "Business Financial Statements Reconciliation" means those adjustments to the balance sheets and statements of operations of Seller used to prepare the balance sheet of the Business at any given date and the income statement of the Business for the period ended on such date.

                           "Buyer" is defined in this Agreement's opening paragraph.

                           "Buyer Board" means the Board of Directors of Buyer.

                           "Buyer Indemnified Persons" is defined in Section
         9.1.

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                           "Buyer Material Adverse Effect" means any change,
         effect or circumstance that would materially impair the validity or enforceability of this Agreement or materially adversely affect or delay Buyer's ability to consummate the Closing or perform its obligations under this Agreement.

                           "Buyer Personnel Access" is defined in Section
         5.3(a).

                           "Buyer Record Access" is defined in Section 5.3(a).

                           "Cash Payment" is defined in Section 2.6(b).

                           "Charter Documents" is defined in Section 3.3.

                           "Closing" means the consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities under this Agreement.

                           "Closing Date" means the date of the Closing.

                           "Closing Date Net Working Capital" means Net Working Capital of the Business as of the Closing Date.

                           "Closing Date Net Working Capital Schedule" is defined in Section 2.8(c).

                           "COBRA" is defined in Section 5.6(d).

                           "Code" means the Internal Revenue Code of 1986, as amended.

                           "Commitment" is defined in Section 4.5.

                           "Competing Confidentiality Agreement" is defined in
         Section 5.10(d).

                           "Confidential Information" means all information respecting the business and activities of Seller and/or any Affiliate, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, Trade Secrets, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of Seller and/or any Affiliate. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of Buyer's breach of any portion of this Agreement or any other obligation Buyer owes to Seller and/or any Affiliate).

                           "Confidentiality Agreement" is defined in Section
         10.9.

                           "Contracts" means all contracts, arrangements, licenses and other agreements to which Seller is subject or a party to and which are related primarily to the Business, including without limitation, all sales agreements, service agreements, manufacturing agreements, support agreements, sales agency agreements, distributorship agreements, marketing agreements, purchase commitments with suppliers, and agreements or arrangements relating to Intellectual Property; and without limiting the generality of the foregoing, includes all contracts, arrangements, licenses and other agreements to which Seller is subject or a party set forth on Schedule 2.1(c) and thereby included in the Purchased Assets hereunder.

                           "Corporate Integrity Agreement" is defined in Section 3.13(b).

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                           "Current Assets" is defined in Section 2.8(f)(1).

                           "Disclosure Schedule" means Seller's Disclosure Schedule and Buyer's Disclosure Schedule attached to this Agreement. The sections of each Disclosure Schedule are numbered to correspond to the applicable sections of this Agreement; provided that any matter disclosed in any section of each Disclosure Schedule shall be deemed to be disclosed in all applicable sections of such Disclosure Schedule, but only to the extent that the relevance of such matter to such other section or sections of the Disclosure Schedule is readily apparent.

                           "DGCL" means the Delaware General Corporation Law.

                           "EBITDA" means net income plus interest expense, income tax expense, depreciation and amortization (or impairment of intangible assets), with each item to be computed in accordance with GAAP.

                           "Employee Benefit Plan(s)" is defined as (a) any "employee welfare benefit plan," as defined in Section 3(1) of ERISA or any "employee pension benefit plan," as defined in Section 3(2) of ERISA, which Seller sponsors or to which Seller contributes or is required to contribute, or under which Seller may incur any liability (whether governed by U.S. Law or the Law of any foreign country in which Seller has any employees, directors, officers or consultants), and which applies to or in respect of Seller's employees, former employees, directors, officers or consultants in connection with the Business, including each such multiemployer welfare benefit plan; (b) any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, to which Seller has contributed or been obligated to contribute at any time within the six years prior to the date hereof, or under which Seller may incur any liability, and which applies to or in respect of Seller's employees, former employees, directors, officers or consultants employed by Seller in connection with the Business, and (c) any material incentive compensation, commission, vacation pay, holiday pay, sabbatical leave, scholarship or tuition reimbursement, dependent care assistance, immigration assistance, salary continuation, employee loan or loan guarantee, split dollar arrangement, deferred compensation plan, severance pay, bonus plan, profit sharing plan, stock option plan, employee stock purchase plan, restricted stock, stock appreciation right, phantom stock, and any other employee benefit plan, agreement, arrangement or commitment which Seller sponsors or to which Seller contributes or is required to contribute and which applies to or in respect of any of Seller's employees, former employees, directors, officers or consultants within or outside the United States in connection with the Business (whether governed by U.S. Law or the Law of any foreign country in which Seller has any employees, former employees, directors, officers or consultants).

                           "Encumbrance" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

                           "Escrow Agreement" means that certain escrow agreement in substantially the form of Exhibit A hereto.

                           "Escrow Amount" is defined in Section 2.6(b).

                           "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor law, and the related regulations and published interpretations.

                           "Excluded Assets" is defined in Section 2.3.

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                           "Excluded Contracts" is defined in Section 2.4(b).

                           "Excluded Liabilities" is defined in Section 2.5.

                           "Excluded Marks" is defined in Section 2.3(e).

                           "Excluded Medicare Receivables" is defined in Section 2.3(g).

                           "Excluded Trade Payables" is defined in Section
         2.5(j).

                           "Federal health care program" shall have the same meaning as that term is defined in 42 U.S.C. Section 1320a-7b(f).

                           "FF&E" shall mean machinery, equipment, furnishings, vehicles, tools, dies and molds, and other similar property used primarily in connection with the Business.

                           "Financial Statements" is defined in Section 3.7(a).

                           "Former Superior Proposal" is defined in Section 5.10(e).

                           "GAAP" means generally accepted accounting principles in the United States, in effect from time to time.

                           "Governmental Entity" means any government or any agency, regulatory authority, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether Federal, state or local, domestic or foreign.

                           "Government Contract" shall mean any Contract or subcontract to which Seller is a party in which the ultimate contracting party is the United States government or any state or local government or any agency, department, division, instrumentality, independent establishment or government corporation thereof, which involves delivery of goods or performance of services by Seller. Government Contract shall also mean any agreement between the United States government or any agency, department, division, instrumentality, independent establishment or government corporation and Seller, which involves federal financial and nonfinancial assistance and benefits, including, but not limited to, grants, cooperative agreements, contracts of assistance, loans, loan guarantees and subsidies.

                           "HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended.

                           "HSR Act" means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

                           "Indemnifiable Claim" is defined in Section 9.4(c).

                           "Indemnified Party" is defined in Section 9.4(a).

                           "Indemnifying Party" is defined in Section 9.4(a).

                           "Intellectual Property" means all of the intellectual property rights owned or licensed to Seller or in which Seller has any right or interest, and, in either case, used primarily in connection with the Business, excluding any Excluded Assets but including, without limitation, all of Seller's (a) common law, state, provincial, federal, international and statutory rights in any trademarks, trademark

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         registrations and applications, service marks, trade names, copyrights, copyright registrations, copyright subject matter, patents, patent applications, utility models, industrial design registrations and applications, integrated circuit topography applications and registrations, design rights, inventions, Trade Secrets, technical and confidential information (including, without limitation, designs, plans, specifications, formulas, processes, methods, shop rights, know-how, show-how, and other business or technical confidential information in each case whether or not such rights are patentable, copyrightable, or registerable) primarily related to the Business; (b) computer software and hardware programs and systems, source code, object code, know-how, show-how, processes, formula, specifications and designs, data bases, and documentation relating to the foregoing or used primarily in the Business; and (c) other proprietary information owned, controlled, created, under development or used by or on behalf of Seller primarily in connection with the conduct of the Business in which Seller has any interest whatsoever, whether or not registered, including rights or obligations under any license agreement or other agreement with any other person.

                           "Inter-Party Claim" is defined in Section 9.4(c).

                           "Inventory" means all inventories of raw material, purchased parts materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies used or to be distributed, licensed or sold in connection with the Business consistent with past practices, including without limitation all documentation included with the Products.

                           "IRS" means the Internal Revenue Service.

                           "Knowledge" means the knowledge of the persons set forth on Schedule 1.1(a), with respect to Seller, and the persons set forth on Schedule 1.1(b), with respect to Buyer, as the case may be, in each case assuming reasonable inquiry into the matter, including, without limitation, reviewing the representations and warranties of Seller in Article III of this Agreement, along with Seller's Disclosure Schedule, with Ruben Chairez and Shane P. Kelly.

                           "Law" means all laws of any nation or political subdivision thereof, including, without limitation, all federal, state, provincial, local, or foreign statutes, regulations, ordinances, orders, decrees, or any other laws, common law theories, or reported decisions of any state, provincial, federal or other court or tribunal.

                           "Legal Requirement" means any law, statute, rule or regulation of any Tribunal or any Order.

                           "Loss" means, with respect to any Person, any cost, damage, disbursement, expense, liability, loss, obligation, diminution in value, penalty or settlement, including interest or other carrying costs, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims (including the reasonable cost of time spent by employees) and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the referenced Person.

                           "Material" means any item or circumstance having an effect on the assets, liabilities, financial condition, properties, results of operations or prospects of the Business in an amount equal to or greater than $100,000.

                           "Material Adverse Effect" means, any item, change, effect or circumstance that is materially adverse to the business, assets, liabilities, properties, condition (financial or otherwise) results of operations or prospects of the Business, taken as a whole, and without regard to any specific monetary amount, or to the foregoing definition of "Material".

                           "Material Contracts" is defined in Section 3.17(a).

                           "Minimum Closing Date Net Working Capital" is defined in Section 2.8(a).

                           "Net Working Capital" means Current Assets minus Total Liabilities.

                           "Objection Notice" is defined in Section 2.8(c).

                           "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

                           "Permit" means any license, permit, franchise, certificate of authority, or any waiver of the foregoing, required to be issued by any Governmental Entity.

                           "Permitted Encumbrances" means: (i) statutory Encumbrances for sums not yet delinquent; (ii) Encumbrances, other than Encumbrances related to bank indebtedness or capital leases, with respect to the properties or assets of the Business taken as a whole that do not, individually or in the aggregate, materially impair or materially interfere with the present use of the properties or assets or otherwise materially impair present business operations at such properties; (iii) Encumbrances for Taxes, assessments and other governmental charges not yet delinquent or the validity of which are being contested in good faith by appropriate actions; and (iv) Encumbrances reflected in Schedule 1.2.

                           "Person" means an association, corporation, individual, partnership, limited liability company, trust or any other entity or organization, including a Governmental Entity.

                           "Potential Acquiror" is defined in Section 5.10(d).

                           "Potential Customer" means a person or entity that Buyer and/or Seller, or any of their Affiliates (i) as of the Closing Date is, soliciting (or has targeted for solicitation), and/or (ii) at any time or from time to time, with the 24-month period prior to the Closing Date, Seller has been soliciting for or in respect of any current, actively pending or contemplated Products.

                           "Proceeds" is defined in Section 5.16.

                           "Products" means the OL1000 Bone Growth Stimulator (both single and dual coil), the SpinaLogic Bone Growth Stimulator and the Orthoframe/Mayo External Fixator, together with any predecessor products, and related products developed or under development, and together with any licensing arrangements, manufacturing arrangements and/or distribution arrangements related thereto.

                           "Proprietary Information" means all patent applications, utility model applications, inventions, ideas, trademarks, trade names, service marks, copyrights, data, moral rights, trade secrets, know-how, concepts, computer programs, documentation and other technical data and information used primarily in the Business.

                           "Proxy Statement" shall mean the proxy statement filed by Seller with the SEC relating to any required approval by Seller's stockholders of this Agreement and the transactions contemplated hereby.

                           "Purchase Price" is defined in Section 2.6.

                           "Purchased Assets" is defined in Section 2.1.

                           "Representatives" is defined in the Confidentiality Agreement.

                           "SEC" means the Securities and Exchange Commission.

                           "Securities Act" means the Securities Act of 1933, as amended, or any successor law, and the related regulations and published interpretations.

                           "Seller" means OrthoLogic Corp. and any of its subsidiaries which use or possess any of the Purchased Assets or participate in the Business.

                           "Seller Advance Payments" means payments with respect to the Business made by Seller for goods or services prior to the Closing Date, to the extent such goods or services are not fully used or received by the Business as of the Closing Date, including without limitation all credits, prepaid expenses (except for property and liability insurance), deferred charges, advance payments, security deposits, prepaid rent (to the extent transferable), prepaid Taxes, prepaid advertising and prepaid items (except split dollar life insurance cash surrender values).

                           "Seller Board" means the Board of Directors of Seller.

                           "Seller Board Recommendation" is defined in Section 5.8(a).

                           "Seller Customer Deposits" means deposits received by Seller from customers of the Business to the extent related to the Business prior to the Closing Date, including deposits by customers whose creditworthiness requires payments in advance.

                           "Seller Indemnified Persons" is defined in Section
         9.2.

                           "Seller SEC Documents" is defined in Section 3.7(b).

                           "Seller Stockholder Approval" is defined in Section 5.8(c).

                           "Seller's Stockholders' Meeting" is defined in
         Section 5.8(b).

                           "Subcontract" is defined in Section 5.13.

                           "Sublease Agreement" means that certain sublease agreement in substantially the form of Exhibit C hereto.

                           "Superior Proposal" means a bona fide written Acquisition Proposal made by a Person other than Buyer, which is on terms which the Seller Board in good faith concludes (following consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the identity and nature of the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to Seller or Seller's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement (as the same may be proposed to be amended by Buyer pursuant to Section 5.10(e)), (ii) is reasonably likely to be completed, (iii) for which the Person making the proposal has sufficient financial resources available to it and/or has received and furnished to Seller firm financing commitments on customary terms from reputable lenders or investment banks which is reasonably likely to be funded, and (iv) is not subject to any significant condition or contingency that is not also contained in this Agreement.

                           "Superior Proposal Notice" is defined in Section 5.10(d).

                           "Tax" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity and any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof.

                           "Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller.

                           "Third Party Claim" is defined in Section 9.4(b).

                           "Third Party Consent" means any approval, consent or waiver required to be obtained from, or any notice required to be delivered to, any Person other than any Governmental Entity.

                           "Third Party Payor" means an insurance company or other third party (not including Federal health care programs) that pays in whole or in part the amount due on account of the sale of Products by the Business.

                           "Total Liabilities" is defined in Section 2.8(f)(2).

                           "Trade Secrets" means the whole or any portion or phase of any scientific or technical information, design, process, procedure, computer program, formula, business information or improvement or Proprietary Information of Seller or any of its Affiliates that is valuable and not generally known to the competitors of Seller or any of its Affiliates whether or not in written or tangible form.

                           "Transaction" means the sale of the Purchased Assets and the assumption of the Assumed Liabilities as contemplated by this Agreement.

                           "Transferred Employees" is defined in Section 5.6(a).

                           "Transition Services Agreement" means that certain transition services agreement in substantially the form of Exhibit D hereto.

                           "Tribunal" means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of any state or the United States.

                           "Unaudited Financial Statements" means (i) the unaudited pro forma balance sheet of the Business as of each of December 31, 2002 and August 31, 2003 and the unaudited pro forma statements of operations of the Business for the twelve and eight-month periods then ended and (ii) the unaudited balance sheet of Seller as of August 31, 2003 and the unaudited statement of operations of Seller for the eight-month period then ended.

                                   ARTICLE II
                           SALE AND PURCHASE OF ASSETS

         2.1 Purchased Assets. At the Closing, on the terms and subject to the conditions of this Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Encumbrances (other than the Permitted Encumbrances), all of Seller's right, title and interest in and to all of the assets specifically described in this Section 2.1 and any other assets used primarily in or held for use primarily in the Business, other than the Excluded Assets (collectively, the "Purchased Assets") including without limitation:

                  (a) All FF&E and all design tools, order management and other management tools, manufacturing tools and test equipment, including laboratory testing equipment, owned by Seller, whether located at Seller's facilities or the facilities of a third party, set forth on Schedule 2.1(a);

                  (b) All of the Inventory as of the Closing Date, whether located at Seller's facilities or the facilities of a third party;

                  (c) Subject to Sections 2.2 and 5.13, all Contracts, listed on Schedule 2.1(c), and any Contracts entered into between the date hereof and the Closing Date that are identified in a supplement to Schedule 2.1(c) delivered to Buyer at least five (5) days before Closing; provided Buyer shall have the right on or prior to the Closing Date, by written notice to Seller, to decline to accept an assignment and assumption of any Contracts included on such supplemental Schedule 2.1(c), and all rights and claims against others under such Contracts;

                  (d) All patents, and all trademarks and service marks (whether registered or unregistered) and all Proprietary Information and Intellectual Property set forth on Schedule 2.1(d) hereto;

                  (e) Accounts Receivable and notes receivable and unbilled rights to payment in favor of Seller with respect to the Business, as of the Closing Date, whether current or noncurrent, but excluding the Excluded Medicare Receivables;

                  (f)      All Seller Advance Payments as of the Closing Date;

                  (g)      All Seller Customer Deposits as of the Closing Date;

                  (h) All Books and Records of Seller to the extent they are related to the Business;

                  (i) All Permits of Seller set forth on Schedule 2.1(i), but only to the extent that their transfer is permitted by applicable Law;

                  (j) All guarantees, warranties, indemnities and similar rights in favor of Seller with respect to the Business or any of the Purchased Assets, including rights in respect of unemployment accounts and rights to recovery under insurance policies to the extent the casualty occurred prior to the Closing;

                  (k) All claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind relating to the Purchased Assets or Assumed Liabilities, against any person, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by Seller on or prior to the Closing Date, except with respect to the Excluded Medicare Receivables;

                  (l) All telephone and facsimile numbers and post office boxes, lockboxes, internet domain names or URLs, used by Seller in connection with the Business listed on Schedule 2.1(l);

                  (m) All content primarily related to the Business with respect to internet websites of Seller, including such content in its electronic form; and

                  (n) All other intangible personal property of Seller primarily related to the Business and all goodwill of the Business.

         2.2 Consents of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an assignment or attempted assignment of any agreement (including, without limitation, the Third Party Payor Contracts listed on Schedule 5.13), insurance policy, license, instrument or other assets or property if the attempted assignment thereof, without the consent, approval or waiver of a third party or entity (including a Governmental Entity), would constitute a breach thereof or a violation of any Law, rule or regulation, unless and until such consent, approval or waiver has been granted. Seller covenants and agrees that in any such case, except with respect to the Third Party Payor Contracts listed on Schedule 5.13, the beneficial interests of Seller in and to any such assets or property shall in any event pass at the Closing to Buyer, and Seller and Buyer covenant and agree that, from and after the Closing, (a) Seller will hold any and all such assets or property in trust for the benefit of Buyer, its successors and assigns, (b) Seller and Buyer will use their respective reasonable efforts, in cooperation with one another, to obtain and secure all consents that may be necessary to effect a full and valid transfer or transfers of the same, (c) Seller and Buyer will use their respective reasonable efforts, in cooperation with one another, to make or complete such transfer or transfers as soon as reasonably possible, and (d) Seller will cooperate with Buyer in any assignment, subcontract or other reasonable arrangement designed to provide for Buyer the benefits of and under any such assets or property. Buyer agrees to make all payments required to be made with respect to such assets or property and to assume all liabilities or other obligations arising from and after the Closing Date with respect thereto except as a result of Seller's negligence or willful misconduct, regardless of whether any such consent, approval or waiver has been obtained. With respect to an unassigned contract, Buyer will not obtain any extension of the current term of such contracts unless Seller is thereupon released from all obligations under such contracts.

         2.3 Excluded Assets. Notwithstanding the foregoing, Buyer is not purchasing and Seller is retaining all right, title and interest in and to the following (collectively, the "Excluded Assets"):

                  (a) Seller's rights under this Agreement, the Escrow Agreement, the Sublease, the Transition Services Agreement, the Subcontract, the Billing Services Agreement or any other document or agreement delivered to or received by Seller in connection herewith;

                  (b) All cash on hand and in banks, cash equivalents and investments;

                  (c) Seller's bank accounts (except the lockbox accounts listed on Schedule 2.1(l)), checkbooks and cancelled checks;

                  (d) The real property lease for Seller's headquarters facility in Tempe, Arizona;

                  (e) The corporate name "OrthoLogic" and any related trademarked or stylized versions thereof (the "Excluded Marks");

                  (f) Seller's corporate charter, minute and stock record books, and corporate seal and tax returns;

                  (g) All Accounts Receivable due from Federal health care programs, and all rights to bill Federal health care program payors for sales completed prior to the Closing (the "Excluded Medicare Receivables");

                  (h) Seller's rights to any refunds due with respect to insurance premium payments and Tax refunds with respect to Taxes heretofore paid by Seller;

                  (i) All property, tangible and intangible, real or personal, and all assets of Seller that are not related primarily to the Business, including, without limitation, those assets used in the design, development and marketing of Seller's injectable bone healing products and as set forth on Schedule 2.3(i);

                  (j)      Any insurance policies held by Seller;

                  (k)      The agreements set forth on Schedule 2.3(k); and

                  (l)      The assets, if any, described on Schedule 2.3(l).

         2.4 Assumed Liabilities. Buyer shall, as of the Closing Date, expressly assume, and agree to pay, perform or otherwise discharge, as the same shall become due in accordance with their respective terms, the following liabilities, obligations and commitments of Seller existing on or arising after the Closing Date (the "Assumed Liabilities"):

                  (a) The trade accounts payable and other accrued liabilities (other than Excluded Trade Payables) described in, and only to the extent of the amount set forth on, Schedule 2.4(a) together with such additional accounts payable and accrued liabilities related to the Business which arise between the date thereof and the Closing Date, but only to the extent such additional liabilities are accrued for on the Closing Date Net Working Capital Schedule;

                  (b) All liabilities, obligations and commitments of Seller arising after the Closing Date out of the Contracts listed on Schedule 2.1(d), but not including any liability, obligation or commitment of Seller for any breach thereof by Seller or a predecessor-in-interest occurring prior to or on or after the Closing Date, or any liability under a Contract that is not listed on Schedule 2.1(d) as supplemented with Buyer's approval ("Excluded Contracts"), unless Buyer otherwise agrees;

                  (c) All liabilities, obligations and commitments arising after the Closing in Buyer's operation of the Business; and

                  (d) Seller's liabilities to the Transferred Employees for vacation pay and for commissions not due and payable on or before the Closing Date, but only to the extent either (i) accrued for on the Closing Date Net Working Capital Schedule or (ii) if GAAP does not require such an accrual, payable pursuant to a policy disclosed to Buyer in Seller's Disclosure Schedule.

         2.5 Excluded Liabilities. Notwithstanding anything to the contrary herein or in any Schedule or Exhibit hereto, except as specified in Section 2.4 above, Buyer shall not assume any liabilities, obligations or commitments of Seller, whether arising before, on or after the Closing Date, and all such liabilities, obligations and commitments (the "Excluded Liabilities") shall remain the exclusive liabilities, obligations and commitments of Seller. Seller shall pay, perform or otherwise discharge, as the same shall become due in accordance with their respective terms, all of the Excluded Liabilities. Without limiting the generality of the foregoing, "Excluded Liabilities" include:

                  (a) All Taxes and deferred Tax liabilities of Seller (except for accrued sales and use Taxes in an amount not to exceed that amount set forth on the Closing Date Net Working Capital Schedule);

                  (b) All liabilities and obligations arising out of the Excluded Contracts except to the extent specifically set forth in Sections 2.2 and 5.13 and the Subcontract;

                  (c) All liabilities and obligations in respect of benefits under the Employee Benefit Plans;

                  (d) All liabilities and obligations in respect of compensation and benefits payable to Seller's employees for services rendered through the Closing Date, including any retention or change in control bonuses that may become payable to Transferred Employees as a result of the Closing (but excluding accrued vacation and commissions);

                  (e) All liabilities arising in connection with any Action, pending or threatened, private or public, arising out of conduct of the Business prior to and including the Closing Date;

                  (f) Any liability arising from any failure to comply with any applicable bulk sale or transfer Law in connection with the transactions contemplated by this Agreement;

                  (g) Any obligation or liability for severance or other compensation arising as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with another event, such as a termination of employment);

                  (h) Any obligation or liability incurred by Seller or its Affiliates to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement;

                  (i) Any obligation or liability arising out of or related to Seller's ownership or leasehold interest in any real property used in the Business except to the extent specifically set forth in the Sublease;

                  (j) Those trade accounts payable and other accrued liabilities identified on Schedule 2.5(j) (the "Excluded Trade Payables"), the face amount of which shall equal the aggregate face amount of Excluded Medicare Receivables (and if such Excluded Trade Payables are not sufficient, the Purchase Price shall be adjusted downward by the amount of such deficiency, as provided for in Section 2.6(c));

                  (k) All liabilities arising, by operation of law or otherwise, from the operation of the Business by Seller for the periods prior to and including the Closing Date, including liabilities for defective Products (in each case other than Assumed Liabilities);

                  (l) All liabilities and obligations arising out of violations or alleged violations, whether civil, criminal or administrative, relating to Seller's participation in Federal health care programs or rights to reimbursements under Federal health care program regulations ("Administrative Violations") or Seller's obligations under any Corporate Integrity Agreement; and

                  (m) All liabilities constituting indebtedness of Seller for borrowed money, including capital lease obligations.

         2.6 Consideration for Purchased Assets. On the terms and subject to the conditions of this Agreement, as consideration for the sale, transfer, assignment and delivery of the Purchased Assets to Buyer (the "Purchase Price"):

                  (a) Buyer shall assume and pay, perform or otherwise discharge, as the same shall become due in accordance with their respective terms, all of the Assumed Liabilities.

                  (b) Buyer shall pay to Seller or deposit in escrow an aggregate of Ninety-Three Million Dollars ($93,000,000), as adjusted pursuant to
Section 2.8, as follows: (i) Buyer shall deliver to Seller at Closing cash by wire transfer to Seller's account in an amount equal to Eighty-Five Million Five Hundred Thousand Dollars ($85,500,000) (the "Cash Payment"), less the amount by which the Minimum Closing Date Net Working Capital exceeds the estimated Closing Date Net Working Capital as provided by Seller pursuant to Section 2.8(b), and
(ii) Buyer shall deposit into escrow Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Escrow Amount") subject to the terms of the Escrow Agreement attached hereto as Exhibit A.

                  (c) At Closing, the Cash Payment shall be reduced by the amount, if any, by which the amount of estimated Excluded Medicare Receivables exceeds the amount of estimated Excluded Trade Payables.

         2.7 The Closing. The Closing will take place at the offices of Bingham McCutchen LLP, Los Angeles, California, or at such other place as the parties may mutually agree, within three Business Days following the satisfaction or waiver of the conditions precedent set forth in
Article VII, but in any event on or prior to January 31, 2004.

         2.8      Net Working Capital Adjustment.

                  (a)      The amount of the Purchase Price set forth in Section
2.6 above was determined, in part, based upon the assumption that the Closing Date Net Working Capital will equal at least Eight Million Dollars ($8,000,000) (the "Minimum Closing Date Net Working Capital"). The amount of the Purchase Price shall be adjusted dollar for dollar downward by the amount by which the Closing Date Net Working Capital is less than the Minimum Closing Date Net Working Capital.

                  (b) Three Business Days prior to Closing, Seller shall deliver to Buyer an estimated computation of the Closing Date Net Working Capital, in form and substance reasonably acceptable to Buyer. If the Minimum Closing Date Net Working Capital exceeds such estimated Closing Date Net Working Capital, the Cash Payment shall be reduced as provided in Section 2.6(b).

                  (c) Seller shall prepare and deliver its final determination of Closing Date Net Working Capital no later than thirty (30) days after the Closing Date. Buyer shall have the right to review the Books and Records of Seller on a consolidated basis for a period of sixty (60) days after the receipt of such determination from Seller to verify and confirm the accuracy thereof (such period to be extended each day Buyer is not afforded full access to the Books and Records it may request). If, after such review, Buyer agrees with Seller's determination of Closing Date Net Working Capital, Buyer shall promptly notify Seller of its agreement. If, after such review, Buyer objects to Seller's determination of Closing Date Net Working Capital, Buyer shall promptly provide Seller with a statement indicating the basis for its objections (the "Objection Notice"), and Buyer and Seller shall meet and confer in an effort to resolve such disagreement in good faith. The failure of Buyer to provide an Objection Notice within sixty (60) days after receipt of Seller's determination of Closing Date Net Working Capital shall be deemed its agreement that Seller's determination of Closing Date Net Working Capital is the "Closing Date Net Working Capital Schedule."

                  (d) As soon as practicable following the date of delivery of an Objection Notice, each party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve the Objection Notice. The parties intend that these negotiations be conducted by experienced business representatives empowered to decide the issues. The business representatives will meet and attempt to resolve the Objection Notice within fifteen (15) calendar days after the date of the Objection Notice. If the business representatives resolve the dispute, such resolution will be memorialized in a written settlement and release agreement. If the business representatives do not resolve the dispute within thirty (30) days following receipt of the Objection Notice, then the Closing Date Net Working Capital shall be determined by KPMG LLP or, if such firm is unavailable or unwilling to serve in such capacity, such other nationally known independent firm of certified public accountants mutually agreeable to Buyer and Seller (the "Accountants") by reference to the specific objections set forth in Buyer's Objection Notice. The determination shall be made as soon as practicable after submission of the dispute unless Buyer and Seller otherwise agree. If issues in dispute are submitted to the Accountants for resolution, (i) each party shall furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party, and shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants of the Closing Date Net Working Capital, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) the fees and expenses of the Accountants for such determination shall be awarded to the prevailing party, as determined by the Accountants (who may also determine there is no prevailing party, in which case such fees and expenses shall be shared equally). Each party agrees to execute promptly any engagement letter reasonably requested by the Accountants.

                  (e) When the Closing Date Net Working Capital Schedule is issued by the Accountants or otherwise agreed to, if the amount of Closing Date Net Working Capital is both less than the Minimum

Closing Date Net Working Capital and less than the amount estimated under subsection (b) above, then, within ten (10) Business Days after such final determination of the Closing Date Net Working Capital, an amount equal to the difference between the total shortfall from the Minimum Closing Date Net Working Capital and the amount actually deducted from the Cash Payment at Closing shall be paid by Seller to Buyer. If the amount deducted from the Cash Payment at Closing exceeds the total shortfall from the Minimum Closing Date Net Working Capital, then within ten (10) Business Days of the final determination of the Closing Date Net Working Capital Schedule, Buyer shall pay to Seller the amount required to cause the Cash Payment to be reduced only by the actual shortfall as finally determined. In no event shall this section be interpreted as requiring Buyer to pay an amount to Seller that would cause the Cash Payment to exceed the amount set forth in Section 2.6(b)(i).

                  (f) As used in Section 2.8, the following terms shall have the respective meanings assigned to them below:

                           (1)      "Current Assets" mean the following current
assets of the Business, determined as of the Closing Date in accordance with GAAP consistent with Seller's past practice (but to the extent past practice is not consistent with GAAP, GAAP shall apply), in each case if included in the Purchased Assets:

                                    (i)      Accounts Receivable (whether billed
or unbilled), other than Excluded Medicare Receivables, net of credit balances, reserves for discounts, allowances and bad debt, determined in accordance with GAAP;

                                    (ii)     All Inventory, net of inventory
reserves determined in accordance with GAAP; and

                                    (iii)    All Seller Advance Payments, to the
extent included in the current assets of the Business.

Current Assets shall not include any cash and cash equivalents.

                           (2)      "Total Liabilities" shall mean the following
Assumed Liabilities, determined as of the Closing Date, in accordance with GAAP consistent with Seller's past practice (but to the extent Seller's past practice is not consistent with GAAP, GAAP shall apply):

                                    (i)      All Accounts Payable, less the
Excluded Trade Payables;

                                    (ii)     All accrued expenses that are
Assumed Liabilities less Excluded Trade Payables, including but not limited to accrued vacation, commissions, and certain accrued sales and use Taxes as specified in Section 2.5(a); and

                                    (iii)    Accrued warranty costs that are
Assumed Liabilities.

                           (3)      The estimated Closing Date Net Working
Capital schedule delivered pursuant to Section 2.8(b), and the Closing Date Net Working Capital Schedule as finally determined, shall each contain a line item showing the Excluded Medicare Receivables and Excluded Trade Payables and the Seller shall attach supporting detail to the estimated and final schedule reasonably acceptable to Buyer. The parties intend to balance the value of the Excluded Medicare Receivables and Excluded Trade Payables, plus the amount of any the reduction in the Purchase Price pursuant to Section 2.6(c), if any, before computing Current Assets and Total Liabilities at the Closing Date, and any reduction under Section 2.6(c) shall be treated as a Current Asset for purposes of the Closing Date Net Working Capital Schedule, both as estimated and as finally determined.

                           (4)      Schedule 2.8(f)(4) shows Net Working Capital
at August 31, 2003, determined based on the pro forma balance sheet as of that date and reflecting the adjustments to be used in computing the Closing Date Net Working Capital.

         2.9 Allocation of Purchase Price. Schedule 2.9 attached hereto is a preliminary allocation of Purchase Price among the Purchased Assets. Promptly following the Closing, the final Schedule 2.9 will be prepared by Buyer and Seller in a manner consistent with the Schedule 2.9 attached hereto and in accordance with Section 1060 of the Code. Seller and Buyer each agree, (a) to report the sale of the Purchased Assets for Tax purposes in accordance with the allocations set forth on the final Schedule 2.9 and to follow the allocations set forth on the final Schedule 2.9 in determining and reporting their liabilities for any Taxes, (b) without limitation, not to take any position inconsistent with such allocations on any of its Tax Returns, and (c) to timely file federal tax Form 8594 with the applicable Tax Return for the year of this transaction reflecting such Purchase Price allocations.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Except as otherwise indicated on Seller's Disclosure Schedule, Seller represents, warrants and agrees as follows:

         3.1 Organization and Related Matters. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all necessary corporate power and authority to own its properties and to carry on its businesses as presently conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the nature of its businesses requires licensing or qualification, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on the Business or the ability of the parties to consummate the Transaction. Section
3.1 of Seller's Disclosure Schedule sets forth a list of states in which Seller is qualified to do business.

         3.2 Authorization. Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement, and Seller has the necessary corporate power and authority to sell, convey and assign the Purchased Assets in accordance with the terms hereof. The Seller Board, at meetings duly called and held, has (a) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, the stockholders of Seller,
(b) approved this Agreement and the transactions contemplated hereby and (c) recommended that the stockholders of Seller adopt this Agreement, and approve the sale of the Purchased Assets and the other transactions contemplated hereby and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the stockholders of Seller. This Agreement has been duly executed and delivered by Seller and constitutes Seller's legally valid and binding obligation, enforceable against Seller in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

         3.3 No Conflicts. Except as set forth in Section 3.3 of Seller's Disclosure Schedule, neither Seller's execution and delivery of this Agreement and the consummation of the transactions contemplated hereby nor compliance by Seller with any provisions hereof will (i) violate or conflict with Seller's certificate of incorporation or bylaws ("Charter Documents"); (ii) violate, conflict with, result in a breach of, constitute a default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) under, or result in the acceleration of performance under, or termination or cancellation of, any Material Contract; (iii) violate any Law; or (iv) violate any Order or, to Seller's Knowledge, Action to which Seller is a party or by which Seller is affected.

         3.4 No Other Agreements to Sell Assets or Business. Seller has no other obligation, absolute or contingent, to any Person (other than as contemplated hereby) (i) to sell any of the Purchased Assets (other than inventory in the ordinary course of business), (ii) to issue, sell or otherwise transfer any capital stock or any security convertible into or exchangeable for capital stock of Seller that would impede the consummation of the transactions contemplated hereby, or (iii) to effect any merger, consolidation or other reorganization of Seller or enter into any agreement with respect to any of the foregoing.

         3.5 Legal Proceedings. Except as set forth in Section 3.5 of Seller's Disclosure Schedule, there is no Order or Action pending or, to Seller's Knowledge, threatened against or affecting Seller or the Business that, in either case, is Material or would materially impair or delay Seller's ability to consummate the Closing or perform its obligations under this Agreement.

         3.6 Approvals and Third Party Consents. Section 3.6 of Seller's Disclosure Schedule lists all Approvals by any Governmental Entity and Third Party Consents relating to any Material Contract that are required to be made or obtained by Seller (i) by virtue of the execution, delivery or performance of this Agreement; (ii) to avoid the loss of any Material Permit or the breach of any Material Contract or the creation of an Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets; (iii) to comply with contractual provisions or Laws requiring the giving of notice to third parties or Governmental Entities or (iv) to enable Buyer to own the Purchased Assets following the Closing Date.

         3.7      Financial Information and SEC Reports.

                  (a) Section 3.7 of Seller's Disclosure Schedule sets forth the Audited Financial Statements and the Unaudited Financial Statements (collectively, the "Financial Statements") and the Business Financial Statements Reconciliation. The Financial Statements were prepared from the Books and Records of Seller and fairly present, in all material respects, the financial position of Seller and its consolidated subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods set forth therein, in each case in accordance with past practice and GAAP during the periods involved (except as otherwise disclosed in the notes thereto and subject, in the case of the Unaudited Financial Statements, to (i) normal year-end adjustments that would not be Material in amount or effect and (ii) the absence of notes). The Business Financial Statements Reconciliation was prepared in good faith, consistent with past practice and fairly represents the best estimate of the Financial Statements of the Business as derived from the Financial Statements of Seller.

                  (b) Seller has filed all forms, reports, schedules, statements and other documents required to be filed by it with the SEC and has made available to Buyer true and complete copies of all such forms, reports, schedules, statements and other documents filed by it since January 1, 2000, under the Exchange Act or the Securities Act (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Seller SEC Documents"). Each of the Seller SEC Documents, at the time filed, (i) did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such Seller SEC Document and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

                  (c) The consolidated financial statements included in the Seller SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements of Seller, as permitted by SEC Forms 10-Q and 8-K) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position, results of operations and cash flows of Seller for the periods presented in the Seller SEC Documents.

                  (d) The trade payables are valid trade accounts payable and are payable in full to the vendor, without rights of discount, offset or refund, except as used to compute the aggregate face value of the

Excluded Trade Payables in accordance with GAAP, or except as shown in Section 3.7(d) of Seller's Disclosure Schedule.

         3.8 Tangible Assets. Section 3.8 of Seller's Disclosure Schedule sets forth the tangible assets owned or leased by Seller and included in the Purchased Assets. Seller has good title to, or valid leasehold interest in or other valid right to use, free and clear of Encumbrances other than Permitted Encumbrances, all such tangible assets included in the Purchased Assets. Except as set forth in Section 3.8 of Seller's Disclosure Schedule, the tangible assets included in the Purchased Assets are in good working condition (reasonable wear and tear excepted) and adequate for the purposes for which such properties and assets are currently used or held for use. Except as set forth in Section 3.8 of Seller's Disclosure Schedule, all of the assets or properties included in the Purchased Assets that are owned by any Person other than Seller will continue to be leased or licensed to Buyer, under valid, current leases or licenses immediately following the Closing. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good, valid and marketable title to the Purchased Assets to be transferred to Buyer hereunder, except for those Purchased Assets which constitute leased or licensed personal property, which Buyer will hold under valid leases or licenses, free and clear of any and all Encumbrances (other than Permitted Encumbrances). Except as set forth in
Section 3.8 of Seller's Disclosure Schedule, the Purchased Assets (tangible and intangible) include all the operating assets of Seller used primarily in the Business and all of the assets necessary for the conduct of the Business.

         3.9 Offices. Seller does not maintain any facilities or lease, license or have occupancy rights for any Real Property, other than the headquarters facility located in Tempe, Arizona. Section 3.9 of Seller's Disclosure Schedule sets forth each location at which a sales representative or other employee of the Business is located.

         3.10     Taxes.

                  (a) Seller has timely filed or will file (or, where permitted or required, its Affiliates have timely filed or will file) all Tax Returns regarding the Business and the Purchased Assets required to be filed on or prior to the Closing Date (taking into account extensions to file). All such Tax Returns, including amendments to date, have been prepared in good faith and are complete and accurate in all Material respects, and all Taxes shown thereon have been paid.

                  (b) All Taxes that are due and payable with respect to the operations of the Business have been paid in full and all deposits required by law to be made with respect to any such Taxes have been duly made. No known adjustment relating to such Tax Returns has been proposed in writing by any Tax authority (insofar as such adjustment relates to the activities or income of the Business or any of the Purchased Assets). There are no pending or, to Seller's Knowledge, threatened actions for the assessment or collection of Taxes that relate to the activities or income of the Business or to any of the Purchased Assets or could result in liability of the Business or with respect to any of the Purchased Assets. There are no liens for Taxes upon the assets of Seller other than liens for Taxes not yet due and payable. All Taxes which Seller is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid over to the appropriate Tax authorities and Seller has complied with all information reporting and backup withholding requirements with respect thereto.

                  (c) No employee has been improperly classified as an independent contractor and all employees classified as exempt employees for purposes of federal and state overtime laws are appropriately classified.

         3.11 Permits. Seller holds all Material Permits that are required by any Governmental Entity to permit it to conduct the Business as presently conducted. To Seller's Knowledge, no suspension, cancellation or termination of any Material Permit is threatened or imminent. Seller and its respective directors, officers, consultants or employees (in their capacity as such), are not in default with respect to any order, writ, injunction or decree of any Governmental Entity or regulatory authority with respect to the Business. Section 3.11 of Seller's Disclosure Schedule contains a true and complete list of the Material Permits identifying those Permits which are transferable to Buyer.

         3.12 Intercompany Transactions. Except as set forth in Section 3.12 of Seller's Disclosure Schedule, Seller has not engaged in any Material transaction with any Affiliate for which any liabilities or obligations of the Business will remain to be satisfied after the Closing. Section 3.12 of Seller's Disclosure Schedule lists: (a) any Material liabilities or obligations of Seller to any Affiliate related to the Business; and (b) any Material liabilities or obligations of an Affiliate to Seller related to the Business, in each case except for those liabilities or obligations arising as a result of this Agreement.

         3.13     Compliance with Law.

                  (a) Seller is not in violation of, or has any liability under any Law, which violation or liability would be, individually or in the aggregate, Material. Seller has not received any notice from, or otherwise been advised that, any Governmental Entity or other Person is claiming any violation or potential violation of any Law with respect to the Business. Seller has operated the Business in compliance with all Laws. Except as previously disclosed, Seller has not, during the past three (3) years, conducted any internal investigation or compliance review requested by the Seller Board, its executive officers, its Compliance Officer or its Legal Department in connection with which Seller retained or sought advice from outside legal counsel with respect to any actual, potential or alleged Material violation of any applicable Law by Seller or any of Seller's employees.

                  (b) Without limiting the generality of the foregoing subsection (a), Seller has not, directly or indirectly, offered, paid, solicited or received any payment or other remuneration which was not legal to offer, pay, solicit or receive under applicable federal and state statutes or regulations, including without limitation "fraud and abuse" or anti-kickback laws, nor has Seller engaged in any other conduct that would violate these laws or federal or state False Claims Acts. Seller has not for any reason lost its right or authorization, or otherwise failed to be eligible, to participate in Medicaid or Medicare, or other Federal health care programs or to accept assignments or rights to reimbursements under regulations of a Federal health care program, or had its right to receive reimbursements under Federal heath care program regulations suspended. Except as set forth in Section 3.13(b) of the Seller's Disclosure Schedule, there is no investigation, Order, decree or agreement ("Corporate Integrity Agreement") regarding Seller's sales, marketing, contracting, pricing, billing or other financial practices with respect to Federal health care programs, or compliance with applicable Federal health care program statutes or regulations. Seller has duly performed all of its obligations under each Corporate Integrity Agreement to which it is a party, and is in compliance with the terms of each Corporate Integrity Agreement currently in effect. Seller has not received any notice alleging a violation of any current Corporate Integrity Agreement and, to Seller's Knowledge, no facts or circumstances have occurred that could constitute a breach, violation or default under a Corporate Integrity Agreement or could constitute a breach, violation or default with notice of the passage of time. All applicable regulatory agencies have certified Seller's compliance with its Corporate Integrity Agreement following each such agency's most recent evaluation of compliance. Under the terms of any current Corporate Integrity Agreement, Seller has not determined through any means or reported to any Governmental Entity a Material Deficiency, as that term is defined by the Corporate Integrity Agreement.

                  (c) Except as set forth in Section 3.13(c) of the Seller's Disclosure Schedule, Seller, with respect to the Business, is currently in compliance with all applicable provisions of HIPAA and all regulations pertinent to HIPAA and is fully prepared to comply with HIPAA regulations and requirements which become effective from the date hereof to December 31, 2003.

         3.14 No Brokers or Finders. Other than as set forth in Section 3.14 of Seller's Disclosure Schedule, no agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the Transaction, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or the Transaction.

         3.15 No Undisclosed Liabilities. Except as disclosed with specificity as to source and amount in Section 3.15 of Seller's Disclosure Schedule, Seller has no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, related to the Business, other than:

                  (a) Liabilities or obligations disclosed in the Seller's SEC Documents;

                  (b) Liabilities or obligations incurred by Seller since the date of the Unaudited Financial Statements in the ordinary course of business consistent with past practice and which, if Assumed Liabilities, are included in the determination of the final Closing Date Net Working Capital Schedule; and

                  (c) Other liabilities or obligations that are not Material in the aggregate.

         3.16     Patents, Trademarks and Proprietary Information.

                  (a) Except as set forth in Section 3.8 of Seller's Disclosure Schedule, Schedule 2.1(d) contains a complete and correct list of the following assets and related matters: (i) all patents and applications for patents, all registered trademarks and applications for registration of trademarks, and all copyright registrations and applications for copyright registration, owned or used (pursuant to license agreements or otherwise) by Seller primarily in connection with the Business, and in the case of any such Intellectual Property that is so owned, the jurisdictions in or by which such assets or any of them have been registered, filed or issued and (ii) all contracts, agreements or understandings pursuant to which Seller has authorized any Person to use any of the Intellectual Property which is so owned.

                  (b) The operation of the Business as currently conducted by Seller does not interfere with, conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party, and no action or claim is pending or, to the Knowledge of Seller, threatened alleging that the operation of such Business interferes with, conflicts with, infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any third party and, to the Knowledge of Seller, there is no basis therefor.

                  (c) Seller is the sole owner of the entire right, title and interest in and to, or has a valid license or other legal right under the Intellectual Property, whether owned or licensed, used in or necessary to the operation of the Business as presently conducted by Seller, subject to the terms of the license agreements governing the licensed Intellectual Property.

                  (d) Except as set forth in Schedule 2.1(d), there are no outstanding options, licenses, or agreements of any kind relating to the Intellectual Property, nor is Seller bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property.

                  (e) Seller has no present Knowledge from which it could reasonably conclude that the Intellectual Property, including any Intellectual Property licensed to Seller, is invalid or unenforceable, and the same has not been adjudged invalid or unenforceable in whole or in part. Seller has timely paid all maintenance fees and annuities and has filed all necessary papers to maintain and renew the Intellectual Property. Except as set forth in Section 3.8 of Seller's Disclosure Schedule, the Intellectual Property set forth on Schedule 2.1(d) constitutes all of the Intellectual Property necessary for the operation of the Business of Seller as currently conducted by Seller. Seller has complied with all of its obligations of confidentiality in respect of the claimed Trade Secrets or Proprietary Information of others, and Seller has no Knowledge of a violation of such obligations of confidentiality as are owed to it.

                  (f) No claims or actions have been asserted, are pending or, to the Knowledge of Seller, are threatened against Seller (i) based upon or challenging or seeking to deny or restrict the ownership by or license rights of Seller of any of the Intellectual Property, or (ii) alleging that the Intellectual Property licensed to Seller is being licensed or sublicensed in conflict with the terms of any license or other agreement, and, to the Knowledge of Seller, there is no basis for such a claim.

                  (g) As of the Closing Date, to the Knowledge of Seller, no person is engaging in any activity that infringes or misappropriates the Intellectual Property. Except as set forth in Schedule 2.1(d), Seller has not granted any license or other right to any third party with respect to the Intellectual Property. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by Seller will not breach, violate or conflict with any instrument or agreement concerning the Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Intellectual Property or materially impair the right of Buyer to license or dispose of, or to bring any action for the infringement of, any of the Intellectual Property.

                  (h) Seller has delivered or made available to Buyer correct and complete copies of all the licenses of the Intellectual Property licensed to Seller, other than licenses of commercial off-the-shelf computer software. With respect to each such license:

                           (1)      Such license is valid and binding and in
full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license; and

                           (2)      Seller has not (A) received any notice of
termination or cancellation under such license, (B) received any notice of breach or default under such license, which breach has not been cured, or (C) granted to any other third party any rights, adverse or otherwise, under such license that would constitute a Material breach of such license.

                  (i) Except as set forth in Schedule 2.1(d), Seller has no Knowledge that any of its respective employees, officers, directors, agents or consultants is (i) subject to confidentiality restrictions in favor of any third person the breach of which could subject Seller to any liability, or (ii) obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to Seller, or that would conflict with Seller's Business as presently conducted or proposed to be conducted. Each employee and officer of and consultant to Seller has executed a proprietary information and inventions agreement. No current or former employee or officer of or consultant to Seller or any of its subsidiaries has excluded works or inventions made prior to his or her employment or relationship with Seller from his or her assignment of inventions pursuant to such employee, officer or consultant's proprietary information and inventions agreement.

                  (j) Seller has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its Trade Secrets and other confidential Intellectual Property. To the Knowledge of Seller, (i) there has been no misappropriation of any Material Trade Secrets or other Material confidential Intellectual Property by any person; (ii) no employee, independent contractor or agent of Seller has misappropriated any Trade Secrets of any other person in the course of such performance as an employee, independent contractor or agent; and (iii) no employee, independent contractor or agent of Seller or any of its subsidiaries is in Material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property owned by Seller.

                  (k) The conduct of Seller's Business as presently conducted or as proposed to be conducted, will not, to the Knowledge of Seller, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument related to Intellectual Property under which Seller or any of its employees or consultants are now obligated. Except to the extent already assigned to Seller, Seller does not believe that it is or will be necessary to utilize any Intellectual Property or

Proprietary Information of any of its respective employees (or people it currently intends to hire) made or developed prior to their employment by Seller.

         3.17     Material Contracts.

                  (a) Section 3.17 of Seller's Disclosure Schedule sets forth all of the following contracts related to the Business (the "Material Contracts"):

                           (1)      Collective bargaining agreements or other
contracts with any labor union, or any contract, whether written or oral (excluding any oral or written contract that is terminable-at-will under the laws of the relevant jurisdiction without severance obligations), for the employment of any Transferred Employee (as defined herein), or any agreement relating to loans to a Transferred Employee, or any retention, severance, change of control or similar arrangement with a Transferred Employee which would result in a payment becoming due as a result of the Closing;

                           (2)      Agreements or indentures relating to the
borrowing of money, equipment leases or financing, or to the mortgaging, pledging or otherwise placing a lien on any Purchased Asset;

                           (3)      Contracts or agreements (i) prohibiting it
from freely engaging or competing in any business anywhere in the world, or (ii) entered into restricting Seller's right to use or disclose any information in its possession;

                           (4)      Partnership, joint venture, or other similar
contract arrangements;

                           (5)      Sales, distributorship, material purchase
orders or other similar contract arrangements relating to the sale of a material quantity of Products;

                           (6)      The Seller's Contracts with its Third Party
Payors that represent more than $100,000 of revenues on an annualized basis (excluding government agencies);

                           (7)      Any contract relating to the acquisition or
disposition of any business of Seller (whether by merger, sale of stock, sale of assets or otherwise);

                           (8)      Contracts related to the licensing of
Intellectual Property or Proprietary Rights, including those listed on Schedule 2.1(d);

                           (9)      Any contracts with a Third Party Payor or
any other third party that has terms which require Seller to be in any kind of exclusive relationship with, or exclusively deal with, such Third Party Payor or other third party; or

                           (10)     Any other contract which creates future
payment obligations in excess of $50,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty by Seller upon notice of thirty (30) days or less.

                  (b) Seller has furnished to Buyer true and complete copies of each of the Material Contracts.

                  (c) All of the Material Contracts are legal, valid and binding obligations and in full force and effect. Seller has duly performed all of its obligations under each Material Contract to the extent those obligations have accrued and no default, violation, or breach by Seller or, to Seller's Knowledge, any other party under any Material Contract has occurred which affects the enforceability of such Material Contract or any parties' rights thereunder, including without limitation rights of termination, modification and acceleration, except where any of the foregoing would not, individually or in the aggregate, be Material.

                  (d) Seller is in compliance with all confidentiality and privacy provisions of each Material Contract.

         3.18     Absence of Certain Changes or Events. Except as set forth in
Section 3.18 of Seller's Disclosure Schedule or in the Unaudited Financial Statements, since June 30, 2003, there has been no material change in the business, operations, properties, condition (financial or otherwise), or assets or liabilities (including, without limitation, contingent liabilities) of the Business. Without limiting the foregoing, with respect to the Business, since June 30, 2003:

                  (a) Seller has not increased the level of benefits under any Employee Benefit Plan, the salary or other compensation (including severance) payable or to become payable to any of the Transferred Employees or obligated itself to pay any bonus or other additional salary or compensation to any Transferred Employee, other than in the ordinary course of business and consistent with past practice;

                  (b) Seller has not entered into any Material transaction other than in the ordinary course of business consistent with past practice;

                  (c) Seller has not sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any assets, properties, Intellectual Property or rights other than in the ordinary course of business consistent with past practice;

                  (d) Seller has not acquired any Material assets, except in the ordinary course of business, nor acquired or merged with any other business;

                  (e) No Encumbrances (other than Permitted Encumbrances) have been incurred or created on any of the Purchased Assets;

                  (f) Seller has not made any material change in any pricing, marketing, purchasing, allowance or tax or accounting practice, policy or method or any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or made any material tax election or settled or compromised any Material income or sales tax liability with any Governmental Entity;

                  (g) There has been no waiver or amendment of any material right relating to Seller which would reasonably be expected to be Material to the conduct of the Business;

                  (h) Seller has not made any capital expenditure (or series of related capital expenditures) that is either Material or outside the ordinary course of business;

                  (i) Seller has not amended, rescinded or terminated (and not renewed) any existing Material Contract and no such Material Contract has expired or terminated (and not been renewed) by its terms;

                  (j) None of the Purchased Assets, individually or in the aggregate, have been destroyed, damaged or otherwise lost (whether or not covered by insurance);

                  (k) Seller has not made any material change in its accounting methods, principles or practices, except as required by applicable laws, regulations or accounting pronouncements; provided that each such change has been disclosed in the Seller's SEC Documents; and

                  (l) Seller has not entered into any commitment (contingent or otherwise) to do any of the foregoing, other than pursuant to this Agreement.

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

         3.19 Inventory. After considering reserves, all Inventory (a) was acquired in the ordinary course of business, (b) is of good and merchantable quality, (c) consists of a quality, quantity and condition useable, leasable or saleable in the ordinary course of business and (d) has a book value as reflected on the Unaudited Financial Statements of the lesser of Seller's actual cost of such item of Inventory and the market price for such item of Inventory as of the date of the Unaudited Financial Statements. Seller is not under any liability or obligation with respect to the return of Inventory in the possession of distributors or other customers in excess of established reserves. Except as set forth on Section 3.19 of Seller's Disclosure Schedule, Seller holds no Inventory on consignment, or holds title to or ownership of any Inventory in the possession of others. Section 3.19 of Seller's Disclosure Schedule lists all physical locations where the Inventory is located and the amount of Inventory at each such location.

         3.20 Accounts Receivable. All Accounts Receivable, net of reserves, are good and collectible in full in the ordinary course of business and are, or will be as of the Closing Date, free and clear of all Encumbrances, except Permitted Encumbrances. Seller has fully performed all obligations with respect to such Accounts Receivable that it was obligated to perform to the date hereof. To the Knowledge of Seller, adequate reserves have been accrued and maintained in the Audited Financial Statements and Unaudited Financial Statements, to provide for all doubtful accounts of, valid counterclaims or setoffs by, rebates, discounts and allowances to, and returns from, any customers of Seller, and such reserves were established in a manner consistent with Seller's collection experience in prior periods. Seller has furnished Buyer with a true and complete copy of its Accounts Receivable aging report, dated August 31, 2003.

         3.21 Customers, Resellers and Suppliers. Section 3.21 of Seller's Disclosure Schedule sets forth a correct and complete list of all of the Material customers and resellers of the Business. There are no outstanding disputes with any customers, distributors or suppliers of the Business, other than disputes which would not be, individually or in the aggregate, Material. No Material customer, distributor or supplier of the Business has refused to do business with Seller or has stated to Seller its intention to discontinue or reduce the level of business with Seller or to change its relationship or arrangements with the Business in a manner adverse to the Business, whether as a result of the transactions contemplated hereby or otherwise.

         3.22     Employee Benefit Plans.

                  (a)      Identification of Plans. Except as described in
Section 3.22(a) of Seller's Disclosure Schedule, Seller does not now maintain or contribute to, and has not ever maintained or contributed to, any Employee Benefit Plan, whether formal or informal, written or oral.

                  (b) Delivery of Documents. Seller has delivered to Buyer correct and complete copies of each Employee Benefit Plan, and with respect to each such Plan (i) any associated trust, custodial, insurance, or service agreements, (ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any Governmental Entity or distributed to participants or beneficiaries thereunder in the current or any of the three (3) preceding calendar years, and (iii) the most recently received IRS determination letters and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Employee Benefit Plan.

                  (c) Compliance with Terms and Law. Each Employee Benefit Plan is and has heretofore been maintained and operated in compliance with the terms of such Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all requirements of Law in effect from time to time, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code and applicable to such Plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code and each trust forming part of an Employee Benefit Plan which is intended to qualify under Section 501(c)(9) of the Code is specifically so identified in Section 3.22(a) of Seller's Disclosure Schedule and has been determined by the IRS to be so qualified, and nothing has occurred to each such Employee Benefit Plan or trust that has resulted or is likely to result in the revocation of such determination as to such Employee Benefit Plan or trust or could require action under the compliance resolution programs of the IRS to preserve such qualification.

                  (d) Absence of Certain Events and Arrangements. There is no pending, or to the best of Seller's Knowledge, threatened, Action, other than routine claims for benefits, concerning any Employee Benefit Plan, or to the best of Seller's Knowledge, any fiduciary or service provider thereof, and to the best of Seller's Knowledge, there is no basis for any such Action.

                           (1)      No liability (contingent or otherwise) to
the Pension Benefit Guaranty Corporation ("PBGC") or any multi-employer plan has been incurred by Seller or any of its ERISA affiliates (other than insurance premiums satisfied in due course).

                           (2)      No reportable event, or event or condition
that presents a material risk of termination by the PBGC, has occurred with respect to any Employee Benefit Plan, or any retirement plan of an ERISA affiliate of Seller, which is subject to Title IV of ERISA.

                           (3)      No Employee Benefit Plan nor any party in
interest with respect thereof, has engaged in a prohibited transaction that could subject Seller directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.

                           (4)      No communication, report, or disclosure has
been made that, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan.

                           (5)      No Employee Benefit Plan provides welfare
benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA).

                           (6)      No benefits due under any Employee Benefit
Plan have been forfeited subject to the possibility of reinstatement (which possibility would still exist at or after the Closing).

                           (7)      Seller has not undertaken to maintain any
Employee Benefit Plan for any period of time and each such Plan is terminable at the sole discretion of Seller, subject only to such constraints as may be imposed by applicable law.

                           (8)      Seller has not announced its intention, or
undertaken (whether or not legally bound) to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

                  (e) Funding of Certain Plans. With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts that Seller is required, under the terms of each such Employee Benefit Plan, to have paid as contributions to that Employee Benefit Plan as applied through the Closing Date, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Employee Benefit Plan. The current value of the assets of each such Employee Benefit Plan, as of the end of the most recently ended plan year of that Employee Benefit Plan, exceeded the current value of all accrued benefits under that Plan.

                  (f)      Effect of Transactions. Except as set forth in
Section 3.22(f) of Seller's Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (in the nature of severance pay or otherwise) becoming payable by Seller to any Transferred Employee of Seller or result in the vesting, acceleration of payment, or increases in the amount of any benefit payable to or in respect of any such Transferred Employee.

                  (g) Multi-employer Plans. No Employee Benefit Plan is a multi-employer plan.

                  (h) Definitions. For purposes of this Section 3.22, "multi-employer plan," "party in interest," "current value," "accrued benefit," "reportable event," and "benefit liability"" have the same meaning assigned such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and "ERISA affiliate" means any entity that under Section 414 of the Code is treated as a single employer with Seller.

         3.23     Environmental Matters.

                  (a) The following terms, when used in this Section 3.23 shall have the following meanings:

                           (1)      "Seller" for purposes of this Section 3.23
includes (A) Seller, (B) all partnerships, joint ventures and other entities or organizations in which Seller was at any time or is a partner, joint venturer, member or participant, and (C) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by Seller or to which Seller has succeeded.

                           (2)      "Release" means any release, threatened
release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

                           (3)      "Hazardous Substance" means any pollutants,
contaminants, chemicals, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance, waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Law.

                           (4)      "Environmental Laws" mean all Laws which
regulate or relate to (A) the protection or clean-up of the environment, (B) the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling, or Release of Hazardous Substances, (C) the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or (D) the health and safety of persons or property, including, without limitation, protection of the health and safety of employees. Environmental Laws include, without limitation, the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Hazardous Materials Transportation Act and all analogous or related foreign, federal, state or local law.

                           (5)      "Environmental Conditions" mean the Release
or presence of any Hazardous Substance (whether or not such Release or presence constituted at the time thereof a violation of any Environmental Law) as a result of which Seller has or may become liable to any Person or by reason of which the Business or any of the Purchased Assets may suffer or be subjected to any Encumbrance or liability.

                           (6)      "Site" means any real property now or
previously owned or operated by Seller.

                  (b) Seller and each Site are in compliance with all, and Seller has no liability under any, Environmental Laws.

                  (c) No Release has occurred at any Site, and there are no present or past Environmental Conditions in any way relating to Seller, any Site, or the Business.

                  (d) Seller has delivered to Buyer copies of all environmental audits or other studies or reports relating to any Environmental Condition or relating to the Business.

                  (e) Seller is not a potentially responsible party with respect to any foreign, federal, state, or local environmental clean-up site or with respect to investigations or corrective actions under any Environmental Law.

                  (f) Seller has not received notice of any alleged, actual or potential responsibility, inquiry, investigation or administrative or judicial proceeding regarding (x) any Release at any Site or other location, or
(y) any violation of or non-compliance by Seller with the conditions of any Permit required under any Environmental Law or the provisions of any Environmental Law. Seller has not received any notice of any other claim, demand or action by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to any Release, transportation, disposal or presence of any Hazardous Substances.

                  (g) There are not now and never has been any underground or above-ground storage tanks located at any Site.

                  (h) Seller has given all notices and warnings, made all reports, obtained all Permits, licenses and approvals, and has kept, maintained and filed all records required by, and in compliance with, all Environmental Laws, including, without limitation any notices and consents required under any Environmental Laws in connection with the consummation of the transaction contemplated by this Agreement.

         3.24 Insurance. Section 3.24 of Seller's Disclosure Schedule sets forth a list and the material terms of all insurance policies, letters of credit and surety bonds covering or relating to the Business. There are no pending claims against such insurance by Seller as to which the insurers have denied coverage or otherwise reserved rights. Seller has not been refused any insurance with respect to the Business, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance. Except as disclosed on Section 3.24 of Seller's Disclosure Schedules, there are no risks with respect to the Business which Seller has designated as being self-insured.
Section 3.24 of Seller's Disclosure Schedules lists all claims of Seller related to the Business which are currently pending or which have been made with an insurance carrier, and all losses incurred with respect to self-insured risks.

         3.25 Opinion of Financial Advisors. Seller has received, or is receiving concurrently upon the execution hereof, the opinions of JP Morgan Chase & Co. and First Albany Corporation, dated October 8, 2003, to the effect that, as of that date, the consideration to be received by Seller in connection with the transactions contemplated by this Agreement is fair from a financial point of view, and a complete and correct signed copy of such opinion will be delivered to Buyer promptly upon receipt thereof.

         3.26 Voting Requirements. The only votes required of the holders of Seller's capital stock to adopt this Agreement and to approve the transactions contemplated hereby are the affirmative vote of a majority of the outstanding common shares.

         3.27 Product Liability. Except as could not reasonably be expected to be Material, there are not presently pending, or to Seller's Knowledge, threatened, any Actions relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Business. Except as set forth in Section 3.27 of Seller's Disclosure Schedule, Seller has not extended to any of its customers or distributors in the Business any material written, non-uniform product warranties, indemnifications or agreements.

         3.28 Anti-Takeover Laws. Prior to the date of this Agreement, Seller has taken all actions necessary to exempt under or make not subject to
(a) the provisions of Section 203 of the DGCL, (b) any other state takeover law or state law, or (c) Article 11 of Seller's Certificate of Incorporation that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution and delivery of this Agreement to be executed concurrently herewith and (ii) the transactions contemplated hereby. Except as disclosed in Section 3.28 of Seller's Disclosure Schedule, Seller does not have any stockholder or shareholder rights agreement or any similar type of anti-takeover agreement.

         3.29 Information Supplied. The Proxy Statement will not, at the time the Proxy Statement is mailed to Seller's stockholders or, at the time of Seller's Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with all applicable Legal Requirements, including the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Seller with respect to statements made or incorporated by reference therein based on information supplied by Buyer specifically for inclusion or incorporation by reference therein.

         3.30     Government Contracts.

                  (a) Except as previously disclosed, there is no government suit or government investigation pending or, to the Knowledge of Seller, threatened against Seller asserting or alleging the commission of criminal acts or bribery by Seller with respect to any Government Contract. Seller or, to the Knowledge of Seller, any of the management of Seller, is not currently, or at any time within the past three (3) years has been, debarred or suspended from participating in the award of a Government Contract. Except as previously disclosed, Seller is in compliance in all material respects with the terms of all of its Government Contracts and all applicable laws, rules, regulations, codes and policies relating to any Government Contracts. To the Knowledge of Seller, there exist no facts or circumstances that would reasonably be expected to result in the suspension or debarment, or in a finding by the federal government of nonresponsibility, on the part of Seller, or any management of Seller. No payment has been made by Seller, or by any Person acting on Seller's behalf, to any Person in connection with any Government Contract in violation of applicable procurement laws or regulations or in violation of (or requiring disclosure pursuant to) the Foreign Corrupt Practices Act or the False Claims Act. Except as previously disclosed, the procurement systems maintained by Seller with respect to Government Contracts are in compliance in all material respects with all applicable federal and state laws, regulations, and contract terms. With respect to each Government Contract, except as previously disclosed, no termination for convenience, termination for default, cure notice or show cause notice is in effect.

                  (b) With respect to each Government Contract, except as previously disclosed: (i) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct in all material respects as of their respective effective dates, and Seller has complied in all material respects with all such representations and certifications; and (ii) Seller has not received any Inspector General or other governmental audit report that indicates a failure to comply with the terms of a Government Contract or indicates that Seller is liable under any Government Contract.

                  (c) Except as previously disclosed, there has not been asserted in writing (i) any outstanding Material claim alleging violation of law or regulation or breach of contract against Seller by any governmental entity or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract to which Seller is a party; or (ii) any contractual disputes that arise under or relate to Seller's Government Contracts.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Except as otherwise indicated on Buyer's Disclosure Schedule, Buyer represents, warrants and agrees as follows:

         4.1 Organization and Related Matters. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all necessary authority and corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions where the nature of its business requires licensing or qualification, except where the failure to be so qualified or licensed would not, individually or in the aggregate, result in a Buyer Material Adverse Effect.

         4.2 Authorization; No Conflicts. Buyer has all necessary authority and corporate power to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all necessary limited liability company action on Buyer's part. This Agreement constitutes Buyer's legally valid and binding obligation, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. Buyer's execution, delivery and performance of this Agreement will not violate, or constitute a breach or default under, Buyer's certificate of formation, or under its limited liability company agreement. Subject to obtaining the Approvals contemplated in Section 4.4, Buyer's execution, delivery and performance of this Agreement will not violate any Law except for any violation that would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect.

         4.3 Legal Proceedings. There is no Order or Action pending or, to Buyer's Knowledge, threatened against or affecting Buyer that individually or when aggregated with one or more other Orders or Actions has or if determined adversely would have a Buyer Material Adverse Effect.

         4.4 Approvals and Third Party Consents. Section 4.4 of Buyer's Disclosure Schedule lists any Approvals by any Governmental Entity and any material Third Party Consents by any Person not a party to this Agreement required in connection with the execution or performance of this Agreement by Buyer.

         4.5 Funding. Buyer has received a binding (subject to the terms and conditions thereof) written commitment from a financially responsible financial institution to obtain the funds necessary to pay the Purchase Price under Section 2.6, and to pay related fees and expenses. Buyer has provided Seller with true and complete copies of its commitment from such financial institution to provide such financing to Buyer (the "Commitment"). The Commitment is in full force and effect, and Buyer has no reason to expect that the conditions included in the Commitment will not be satisfied before the Closing. Buyer believes that the financing described in this Section is sufficient to enable Buyer to complete the transactions contemplated by this Agreement. Buyer shall give Seller prompt notice of any change with respect to such financing that would adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

         4.6 No Brokers or Finders. Except for the fees and commissions shown in Section 4.6 of Buyer's Disclosure Schedule, which will be the sole responsibility of Buyer, no agent, broker, finder, investment or commercial banker or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the Transaction, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or the Transaction.

                                    ARTICLE V
                            COVENANTS AND AGREEMENTS

         5.1 Maintenance of Insurance. Seller hereby agrees to use commercially reasonable efforts to maintain all existing insurance policies or substantially comparable insurance policies covering or relating to the Business from the date of this Agreement through the Closing Date.

         5.2      Material Adverse Changes; Conduct of Business.

                  (a) Seller will promptly notify Buyer if Seller obtains Knowledge of any fact or event that has had or would reasonably be expected to have a Material Adverse Effect.

                  (b) Buyer will promptly notify Seller if Buyer obtains Knowledge of any fact or event that has had or would reasonably be expected to have a Buyer Material Adverse Effect.

                  (c) Except as otherwise provided in or contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Seller agrees (except to the extent that Buyer shall otherwise consent), to carry on the Business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, and use commercially reasonable efforts to (i) keep available the services of the Transferred Employees and (ii) preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Seller shall not, as it pertains to the Business, without the consent of Buyer:

                           (1)      Acquire or agree to acquire by merging or
consolidating with, or by purchasing any interest in or assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than in the ordinary course of business;

                           (2)      Sell, lease, license, mortgage or otherwise
encumber or otherwise dispose of or permit an Encumbrance (other than a Permitted Encumbrance) to be placed on any Purchased Assets other than sales of products or provision of services to customers in the ordinary course of business;

                           (3)      (i) increase or agree to increase the
compensation payable or to become payable to the Transferred Employees excluding stay bonuses or other similar arrangements set forth on Schedule 5.2(c), (ii) institute any new or modify any existing severance or termination pay practice with respect to the Transferred Employees, (iii) grant any additional severance or termination pay or other additional benefit to, or enter into or amend any employment, retention, change of control or severance agreements or arrangements with, any of the Transferred Employees, (iii) enter into any collective bargaining agreement, (iv) establish, adopt enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, retention, change of control or other plan, trust, fund, policy or arrangement for the benefit of any Transferred Employees or pay or agree to pay any bonuses, except for the acceleration of stock options under the Seller's current stock option plan, or (v) retain any new employee or consultant in the Business or dismiss or terminate any Transferred Employee;

                           (4)      Incur any Material amount of indebtedness;

                           (5)      Issue any voting security (other than upon
the exercise of any outstanding employee stock options);

                           (6)      Amend or propose to amend the Charter
Documents of Seller;

                           (7)      Initiate, compromise, or settle any
litigation or arbitration proceeding related to the Business, except as set forth on Schedule 5.2(c);

                           (8)      Enter into, or otherwise modify, amend,
violate or terminate any Material Contract or waive, release or assign any rights or claims;

                           (9)      Make or change any Tax election, settle,
adopt or change any accounting method in respect of Taxes, enter into any closing agreement, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or compromise any Tax liability or claim any Tax refund or file or amend any Tax return, in the case of any of the foregoing, that would have an effect on the Purchased Assets or the Assumed Liabilities for periods after December 31, 2002;

                           (10)     Change in any respect its methods of
accounting as in effect at December 31, 2002 except as required by GAAP;

                           (11)     Fail to pay when due in the ordinary course
of business any trade account payable or other accrued liability or contractual obligation, other than in the event of a good faith dispute, or allow its aging of trade accounts payable to increase in any Material respect;

                           (12)     Change in any Material respect its policies
and practices related to the collection of accounts receivable, or offer discounts, concessions or other adjustments other than in the ordinary course of business consistent with past practice;

                           (13)     Fail to give all notices and other
information required to be given by Seller to the employees of Seller, any collective bargaining unit representing any group of employees of Seller, and any applicable government authority under the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement, but excluding the WARN Act; or

                           (14)     Take, or agree in writing or otherwise to
take, any of the actions described in subsections (1) through (13) above.

         5.3      Access to Information; Notification of Certain Matters.

                  (a) From the date hereof through the Closing Date, Seller will afford Buyer and its employees, advisors, attorneys, accountants and representatives ("Representatives") and Buyer's lenders and financial sources reasonable access during normal business hours to the personnel of the Business, and will make available to Buyer (i) the officers and senior staff of the Business on a regular and ongoing basis for consultation regarding operational matters, cash flows, business and product development, customer and supplier relationships, and transitional issues; and (ii) employees of the Business for general discussion about Buyer and its anticipated ownership of the Business after the Closing ("Buyer Personnel Access"). From the date hereof through the Closing Date, Buyer and its Representatives and Buyer's lenders and financial sources shall have reasonable access during normal business hours to all properties, Books and Records, Contracts, Permits and other documents of, or relating to, Seller and the Business in order to make such investigation as they shall deem desirable. Seller shall furnish or cause to be furnished to Buyer and its Representatives all data, information and reports concerning the Business and such Seller's properties as may reasonably be requested ("Buyer Record Access"). Buyer and its Representatives shall be granted Buyer Personnel Access and Buyer Record Access, each only by coordinating with and first obtaining permission from Thomas R. Trotter or Sherry A. Sturman with respect to the time and the scope of each particular instance. Such Buyer Personnel Access and Buyer Record Access shall not unreasonably interfere with Seller's business operations.

                  (b) Seller will give prompt notice to Buyer of any failure of Seller to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Buyer will give prompt notice to Seller of any failure of Buyer to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. The giving of such notice, or the discovery by Buyer of any information in the course of its investigation of the Business, shall not be deemed to modify in any manner the representations and warranties of Seller hereunder.

                  (c) No later than fifteen (15) days after the end of each month beginning September 30, 2003 through the Closing Date, Seller shall furnish to Buyer (i) a consolidated statement of operations of Seller and a statement of operations of the Business for the one-month and year-to-date period then ended, (ii) a consolidated balance sheet of Seller and a balance sheet of the Business as of such month end and (iii) the Business Financial Statements Reconciliation with respect thereto. As soon as practicable after the end of each fiscal quarter beginning September 30, 2003 through the Closing Date, Seller shall furnish to Buyer, (i) consolidated statements of operations, retained earnings and cash flows of Seller and a statement of operations of the Business for the quarter then ended, (ii) a consolidated balance sheet of Seller and a balance sheet of the Business for the quarter then ended and (iii) the Business Financial Statements Reconciliation with respect thereto. Upon delivery of such financial statements and Business Financial Statements Reconciliation to Buyer pursuant to this Section 5.3(c), Seller will be deemed to make the representations and warranties set forth in Section 3.7(a) with respect to such financial statements and Business Financial Statements Reconciliation then delivered.

         5.4 Approvals and Permits. Seller and Buyer each agree to cooperate and use their reasonable best efforts to obtain, and will promptly prepare all registrations, filings and applications, requests and notices preliminary to, all Approvals and Permits that may be necessary to consummate the Transaction.

         5.5      Government Approvals and Filings.

                  (a)      As promptly as practicable, but not later than ten
(10) Business Days after the execution of this Agreement, Buyer and Seller will file with the appropriate Governmental Entity any Approvals, if any, as required in connection with consummation of the Transaction, including any such Approvals required under the HSR Act.

                  (b) Each of Buyer and Seller shall comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other material received by such party or any of its Affiliates from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings, this Agreement or other transactions contemplated hereby and shall cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such Governmental Entity under any Antitrust Laws with respect to any such filing, this Agreement or other transactions. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings, this Agreement or such other transactions. Neither party shall participate in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

                  (c) Each of Buyer and Seller shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to this Agreement or any other transactions provided for in this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the

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

purchase of the Purchased Assets or any other transactions provided for in this Agreement as violative of any Antitrust Law, and, if by mutual agreement, Buyer and Seller decide that litigation is in their best interests, each of Buyer and Seller shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order that is in effect and that prohibits, prevents, or restricts consummation of the purchase of the Purchased Assets or any such other transactions. Each of Buyer and Seller shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to this Agreement and such other transactions as promptly as possible after the execution of this Agreement.

                  (d) Each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Laws applicable to such party and otherwise to consummate and make effective, in the most expeditious manner practicable, the purchase of the Purchased Assets and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or non-actions, extensions, waivers, Permits, Approvals, consents of third parties (provided that Seller shall not make any payments or make any other concessions or amend or waive the provisions of any Material Contract to obtain a consent) and the making of all other necessary registrations, notices and filings (including other filings with Government Entities, if any), (ii) the preservation of the Business' rights under its Material Contracts (iii) the preparation of the Proxy Statement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

                  (e)      Notwithstanding anything to the contrary in this
Section 5.5, in connection with any action requested by any Governmental Entity applying the Antitrust Laws, (i) neither Buyer nor any of its subsidiaries or Affiliates shall be required to divest any of their respective businesses, product lines or assets, (ii) neither Buyer nor any of its subsidiaries or Affiliates shall be required to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Buyer Material Adverse Effect, (iii) Seller shall not be required to divest any of its businesses other than the Business, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect and (iv) neither Buyer nor Seller shall be required to waive any of the conditions to this Agreement.

         5.6      Employees.

                  (a) Buyer will employ those employees of the Business to be set forth on Schedule 5.6 (the "Transferred Employees"), which shall be prepared by Buyer prior to the Closing Date, and be reasonably acceptable to Seller, with such Transferred Employees to represent at least a majority of the employees then employed in the Business. Seller shall give notice to each Transferred Employee that such Transferred Employee's employment relationship with Seller will terminate immediately prior to the Closing. Except as Buyer may determine, each Transferred Employee shall be offered employment only on an at will basis.

                  (b) Except for Assumed Liabilities related to Transferred Employees, Seller shall be liable for any costs (including benefits accrued but unpaid or severance benefits, if payable, and liabilities under the WARN Act, if any, subject to Section 9.7) arising from the termination of any Employee of Seller, at or prior to the Closing, and shall pay severance to any employee who is not a Transferred Employee or otherwise retained by Seller. Except as otherwise required by law or as set forth on Schedule 5.6(b), Seller shall not pay severance to any person who is offered a position as a Transferred Employee on the terms set forth in Section 5.6(c) and does not accept. Except for Assumed Liabilities related to Transferred Employees, Seller shall in addition be responsible for all costs associated with employment and with the operation of the Business through and including the Closing Date, including without limitation F.I.C.A. tax liability, workers' compensation premiums and claims made, accrued compensation and benefits payable for services rendered through the Closing Date, including any retention or change of control bonuses that may become payable to an employee, and employer contributions to any benefit plan.

                  (c) Effective at Closing, Buyer will take all such actions as are required to cause each of the Transferred Employees to be provided with, as of such date, benefits, programs, policies and arrangements maintained by Buyer for similarly situated employees of Buyer and cash compensation, that is substantially comparable in the aggregate to the cash compensation provided to such employee as of the date of this Agreement. Nothing in this Agreement will be deemed a guarantee of employment for any specified period, and nothing herein will confer upon any employee any right to employment or any right under any benefit, plan, program, policy or arrangement. Without limiting the foregoing, Buyer will cooperate with Seller and take reasonable steps to enable Transferred Employees to "roll over" into Buyer's equivalent plans the amounts distributed to such employees from Seller's 401(k) and deferred compensation plans in which such employees participated prior to the Closing. Transferred Employees will be credited for eligibility and vesting from the Closing Date under the benefit plans, programs and arrangements of Buyer with their service to Seller before the Closing Date to the same extent such service was credited under the comparable plans of Seller. Buyer will give each Transferred Employee full credit for accrued vacation to the extent accrued on Seller's Books and Records and shown on the Closing Date Net Working Capital Schedule.

                  (d) Seller will be responsible for making continuation coverage under Code Section 4980B and Sections 601-608 of ERISA ("COBRA") available to any Seller employee and any eligible spouse or dependent who experiences a "qualifying event," as defined in Code Section 4980B(f)(3), before or as of the Closing Date. Buyer will be responsible for making continuation coverage under COBRA available to any Transferred Employee and any eligible spouse or dependent who experiences a "qualifying event," as defined in Code
Section 4980B(f)(3), after the Closing Date.

         5.7      Covenants Not to Compete and Not to Solicit.

                  (a) As an inducement for Buyer to enter into the Purchase Agreement, Seller agrees that for five (5) years following the Closing Date, Seller shall not, anywhere in the United States or elsewhere in the world, directly or indirectly (i) engage, without the prior express written consent of Buyer, in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (except as a holder of less than 5% of the combined voting power of the outstanding stock of a publicly held company) or in any other individual, corporate or representative capacity, or render any services or provide any advice to any business, activity, person or entity, if Seller knows or reasonably should know that such business, activity, service, person or entity, directly or indirectly, competes in any material manner with the Business, or (ii) meaningfully assist, help or otherwise support, without the prior express written consent of Buyer, any person, business, corporation, partnership, or other entity or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (other than in the capacity as a stockholder of less than 5% of the combined voting power of the outstanding shares of stock of a publicly held company) or in any other individual, corporate or representative capacity, to create, commence or otherwise initiate, or to develop, enhance or otherwise further, any business or activity if Seller knows or reasonably should know that such business or activity, directly or indirectly competes in any material manner with the Business; provided that the foregoing shall not apply to an acquisition of substantially all the assets of Seller or a change of control of Seller which involves a third party buyer so long as neither Seller nor its employees participate in or use their knowledge of, or expertise with respect to, the Business to compete with or enable such acquirer of Seller to compete with the Business. For purposes of this Agreement, a chemical or biochemical product or process that performs substantially the same healing function as a Product is not "competitive" with the Business, but a device (whether or not implantable) or mechanical or electromechanical process would be competitive with the Business if performing substantially the same healing function as a Product.

                  (b) As an inducement for Buyer to enter into the Purchase Agreement, Seller agrees that for two years following the date hereof, Seller shall not, directly or indirectly (i) with respect to the Business, take any action to solicit or divert any business or distributors or customers (or potential distributors or Potential Customers) away from Buyer or any of its Affiliates, (ii) induce customers, Potential Customers, distributors, potential distributors, suppliers, agents or other persons under contract or otherwise associated or doing business with respect to the Business with Buyer, or any of its Affiliates, to terminate, reduce or alter any such association or business with respect to the Business with or from Buyer or any of its Affiliates.

                  (c) For the period beginning on the Closing Date and ending two (2) years thereafter, Seller shall not induce any person in the employment of Buyer or any of its Affiliates, and Buyer shall not induce any person who remains in the employ of Seller on the Closing Date, to (i) terminate such employment, (ii) accept employment, or enter into any consulting arrangement, with anyone other than Buyer or any of its Affiliates, or Seller and its Affiliates, as the case may be; provided, however, that Buyer and Seller shall have the right to enter into consulting arrangements with certain employees of the Business or Seller, as the case may be, pursuant to Section 5.17(b) and/or (iii) with respect to the Business or Seller's businesses retained after consummation of the Transaction, interfere with the customers, suppliers, or distributors of the other party or any of its Affiliates.

                  (d) To the extent they are assignable, Seller hereby irrevocably assigns, transfers and puts over to Buyer, all of Seller's rights under and in the Business and to the extent related to the Business, which restrict the rights of, and impose duties on, other Persons having a relationship with the Business, including rights under agreements regarding competition with and/or interference with the Business in any way whatsoever and/or the solicitation of employees of Buyer, as successor to Seller, related to the Business in any way whatsoever. This assignment shall be only the assignment of the benefits of these rights and shall be free and clear of any Encumbrance or any of the duties of any other party under such agreements, or any other duties or obligations of Seller.

                  (e) The parties to this Agreement agree that (i) if Seller breaches any provision of this Section 5.7, the damage to Buyer will be substantial, although difficult to ascertain, and money damage will not afford Buyer an adequate remedy, and (ii) if Seller is in breach of any provision of this Section 5.7, or threatens a breach of any provision of this Section 5.7, Buyer shall be entitled, in addition to all other rights and remedies as may be provided by law, to specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this Section 5.7. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that either party may otherwise have at law or in equity.

                  (f) The rights of Buyer under this Section 5.7 are assignable, in whole or in part, to any Person who is a successor to the Business or any portion thereof. The provisions of this Section 5.7 shall bind Seller and its subsidiaries, its controlled affiliates, and successors and assigns, including successors or assigns by operation of law or by acquisition of substantially all of the assets of Seller. Seller may, upon written notice to Buyer, assign its rights under Section 5.7(c) to a successor in interest to its retained business.

         5.8      Stockholder Approval; Preparation of Company Proxy Statement.

                  (a) Seller shall, as promptly as practicable following the date hereof, prepare and file with the SEC the Proxy Statement. Seller, acting through the Seller Board shall include in the Proxy Statement, the recommendation of the Seller Board that the stockholders of Seller approve the sale of the Purchased Assets in the Transaction (the "Seller Board Recommendation"). Subject to Section 5.10(f), the Seller Board shall not change or withdraw such recommendation without the prior written consent of Buyer. No filing of, or amendment or supplement to, or correspondence to the SEC will be made by Seller without providing Buyer with an opportunity to review and comment thereon. Seller will advise Buyer, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to Seller's Stockholders' Meeting any information relating to Seller or Buyer, or any of their respective Affiliates, officers or directors, should be discovered by Seller or Buyer which should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties

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

hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Seller.

                  (b) Seller shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving the sale of the Purchased Assets in the Transaction (the "Seller's Stockholders' Meeting"). Subject to Section 5.10(f), Seller shall (i) use its best efforts to solicit from stockholders of Seller proxies in favor of adoption of this Agreement and approval of the sale of the Purchased Assets for the Seller's Stockholders' Meeting and (ii) recommend to its stockholders the approval of the sale of the Purchased Assets in the Transaction, and not modify or withdraw such recommendation.

                  (c) Buyer will furnish to Seller such data and information relating to it as Seller may reasonably request for the purpose of including such data and information in the Proxy Statement and any amendments or supplements thereto used by Seller to obtain the necessary stockholder approval of the sale of the Purchased Assets (the "Seller Stockholder Approval").

         5.9 Financing. Buyer hereby agrees to work diligently and in good faith to complete the financing on the terms set forth in the Commitment as further described in Section 4.5. Buyer will duly pay any and all commitment and other fees required by, or contemplated in connection with, the Commitment that become due after the date hereof and prior to the Closing. Buyer will keep Seller informed on a reasonably current basis in reasonable detail of the status of their efforts to arrange the financing and shall not permit any material adverse amendment or modification to be made to, or any waiver of provisions governing the principal amount of financing or the conditions to consummation under the Commitment without the prior written consent of Seller, which consent shall not be unreasonably withheld. In the event that Buyer is unable to obtain the financing on the terms set forth in the Commitment, Buyer shall use commercially reasonable efforts to obtain alternative financing with overall pricing, cost, timing and maturity terms that are no less favorable, and other terms that are no less favorable in any material respect, to Buyer than those contained in the Commitment. On the terms set forth in Section 5.3(a), Seller hereby agrees to use reasonable efforts to cooperate with Buyer in its efforts to arrange and obtain the financing on the terms set forth in the Commitment, or the alternative financing referenced above, if applicable by making its Books and Records and personnel and its auditors and advisors available to Buyer and its lenders upon Buyer's or such lenders' reasonable request, including by way of participation in meetings with prospective lenders and rating agencies at Buyers or such lender's reasonable request in connection with the syndication of the financing contemplated by the Commitment or any alternative financing, if applicable.

         5.10     No Solicitation.

                  (a) Subject to Section 5.10(d), from the date hereof until the Closing, Seller shall immediately cease and desist and discontinue and cause to be terminated any and all existing activities with respect to any of the following and shall not, (i) directly or indirectly, through any officer, director, affiliate, employee, attorney, accountant, financial advisor, subsidiary, independent representative or independent agent or any other advisor or representative of Seller solicit, initiate, encourage or take any action to facilitate (including by way of furnishing information or engaging in discussions or negotiations) any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to or relate to, a proposal or offer to acquire all or any part of the Purchased Assets or Business, whether by merger, share purchase or exchange, reorganization, recapitalization, liquidation, dissolution, consolidation, business combination, purchase of assets, tender offer, exchange offer or similar transaction, whether for cash, securities or any other consideration or combination thereof other than the transactions contemplated by this Agreement.

                  (b) Subject to Section 5.10(d) and 5.10(f) neither the Seller Board, nor any committee thereof, shall withdraw, modify or qualify (or propose to withdraw, modify or qualify) the recommendation in favor of the sale of the Purchased Assets to Buyer in any manner adverse to Buyer, or take any action or make any statement in connection with the Seller's Stockholder Meeting inconsistent with such recommendation.

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

                  (c) Seller shall notify Buyer promptly of any unsolicited inquiries or proposals received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, Seller or any of Seller's representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers.

                  (d) Notwithstanding the provisions of Section 5.10(a) or 5.10(b), prior to the receipt of Seller Stockholder Approval, Seller may, in response to an unsolicited, bona fide written Acquisition Proposal from a Person (the "Potential Acquiror") which (i) the Seller Board determines in good faith, after consultation with its financial advisor and its outside legal counsel, constitutes a Superior Proposal (and continues to constitute a Superior Proposal after taking into account any modifications proposed by Buyer during any seven
(7) Business Day period referenced below), or (ii) proposes greater value to Seller in financial terms and the Seller Board in good faith concludes that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, take the following actions (but only if and to the extent that the Seller Board concludes in good faith, following consultation with its outside legal counsel, that such actions are necessary in order to comply with its fiduciary obligations under applicable Law); provided, that Seller has first given Buyer written notice (including a copy of such Acquisition Proposal) that states that Seller has received such Acquisition Proposal and otherwise includes the information required by Section 5.10(c) (the "Superior Proposal Notice"):

                           (1)      furnish nonpublic information to the
Potential Acquiror; provided, that, (A) (1) at least one (1) Business Day prior to furnishing any such nonpublic information to the Potential Acquiror, Seller gives Buyer written notice of its intention to furnish nonpublic information and
(2) Seller receives from the Potential Acquiror an executed confidentiality agreement (in each case, the "Competing Confidentiality Agreement") containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to the Potential Acquiror on its behalf, the material terms of which are no less favorable to the other party than the terms contained in the Confidentiality Agreement and (B) contemporaneously with furnishing any such nonpublic information to the Potential Acquiror, Seller furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not previously been provided to Buyer); and

                           (2)      engage in negotiations with the Potential
Acquiror with respect to the Acquisition Proposal.

                  (e) For a period of not less than seven (7) Business Days after Buyer's receipt of each Superior Proposal Notice, Seller shall, if requested by Buyer, negotiate in good faith with Buyer to amend this Agreement so that the Acquisition Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal (a "Former Superior Proposal"); provided that in the event the Acquisition Proposal as originally received by Seller indicates that the indicated transaction value is subject to the Potential Acquiror's review of nonpublic information to be provided by Seller as contemplated by
Section 5.10(d)(i), such seven (7) Business Day negotiation period with Buyer shall not commence until the Potential Acquiror has provided a definitive proposed purchase price following its review of such nonpublic information. Upon such amendment of this Agreement, the terms and conditions of this Section 5.10 shall again apply to any inquiry or proposal made by any Person who withdraws a Superior Proposal or who made a Former Superior Proposal (after withdrawal or after such time as their proposal is a Former Superior Proposal).

                  (f) In response to the receipt of a Superior Proposal that has not been withdrawn and continues to constitute a Superior Proposal after Seller's compliance with Sections 5.10(c) and 5.10(e), the Seller Board may withhold or withdraw the Seller Board Recommendation and, in the case of a Superior Proposal that is a tender or exchange offer made directly to Seller's stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the board of directors of Seller or a committee thereof, a "Change of Recommendation"), if both of the following conditions are met:

                           (1)      the Seller Stockholder Approval shall not
have been obtained; and

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

                           (2)      the Seller Board has concluded in good
faith, following consultation with its outside legal counsel, that, in light of such Superior Proposal, that such action is necessary in order to comply with its fiduciary obligations under applicable Law.

                  (g) Nothing contained in this Agreement shall prohibit Seller from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act.

         5.11 Environmental Reports. Seller shall no later than November 14, 2003, obtain and deliver to Buyer a "Phase I" evaluation of its Tempe, Arizona location, prepared by a firm, and in form and substance, reasonably acceptable to Buyer.

         5.12 Stockholder Litigation. From the date hereof and through and including January 31, 2004, Seller and its directors shall use reasonable commercial efforts to contest and resist any action, including any administrative or judicial action, initiated by or in the name of Seller or its stockholders related to the Transaction and to have vacated, lifted, reversed or overturned any Order that restricts, prevents or prohibits the consummation of the sale of the Purchased Assets or any other transactions contemplated by this Agreement arising therefrom. Seller shall give Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against Seller or its directors relating to any of the transactions contemplated by this Agreement. No settlement of any such stockholder litigation that would have an adverse effect on the Purchased Assets or materially delay or prevent the consummation of the transactions contemplated hereby shall be agreed to without Buyer's consent.

         5.13     Transfer and Assignment.

                  (a) With respect to the Third Party Payor Contracts listed in Schedule 5.13 attached hereto, Buyer and Seller hereby agree to a sub-contract or other similar arrangement substantially in the form attached hereto as Exhibit E (the "Subcontract") whereby Buyer at its expense shall fulfill all of the obligations of Seller under the Third Party Payor Contracts. To the extent a third party Payor Contract cannot be subcontracted, the parties will use commercially reasonable efforts to obtain the novation or replacement of the Contract, and operate pursuant to Section 2.2 in the interim period prior thereto. Notwithstanding anything to the contrary herein, Seller shall have the right to give notice to terminate such Third Party Payor Contracts and terminate such Third Party Payor Contracts, but shall not give any such notice that would cause a Third Party Payor Contract to terminate prior to the date that is the earlier of 180 days after the Closing Date or the date Buyer has notified Seller it has obtained the novation of the Third Party Payor Contract or a replacement Third Party Payor Contract. Buyer shall use commercially reasonable efforts to obtain novations of the Third Party Payor Contracts to the Buyer or to enter into new contracts or agreements which replace the Third Party Payor Contracts as soon as possible. Buyer shall, not later than twenty (20) Business Days after the Closing Date, send to each party to a Third Party Payor Contract (other than Seller) a request for novation of such Third Party Payor Contract or, in the alternative, for a new contract or agreement to replace such Third Party Payor Contract. Upon the obtaining of a novation of a Third Party Payor Contract to Buyer or upon Buyer entering into a new contract or agreement to replace a Third Party Payor Contract, Seller may terminate such Third Party Payor Contract.

         5.14 Current Inventory, Marketing, Materials, Etc.. Notwithstanding anything herein to the contrary, the Buyer may, and may permit Buyer's sales representatives and distributors to, in the ordinary course of business, continue to sell the finished inventory of the Products existing on the Closing Date bearing the Excluded Marks and to sell the Products produced from work in process inventory, raw materials existing on the Closing Date bearing the Excluded Marks, and raw materials which Seller has committed to buy as of the Closing Date or new materials that Buyer purchases within the three (3) months following the Closing Date which will bear the Excluded Marks, until the earlier of (i) exhaustion of such inventory or (ii) one year after the Closing Date (at which time the Buyer shall either destroy all remaining inventory and ancillary materials used in connection therewith -- such as product manuals, package inserts, etc. -- bearing the Excluded Marks or re-label such inventory and ancillary materials so that they no longer bear the Excluded Marks). The Buyer

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

shall, as soon as is commercially practicable, but not later than one year after the Closing Date, ensure that inventory and ancillary materials, including work in process inventory and raw materials, produced after the Closing Date do not bear the Excluded Marks including, to the extent practicable, by re-labeling such inventory and ancillary materials. Promptly following the Closing, but no later than forty-five (45) days after Closing, the Buyer shall also ensure that promotional materials of the Business (other than the ancillary materials used in connection with the sell-off of finished inventory of the Products as described above) existing on the Closing Date bearing the Excluded Marks are either (i) destroyed; (ii) re-labeled such that they do not bear the Excluded Marks; or (iii) labeled on the first page or outside front cover of such promotional materials with a label bearing substantially the following words "As of [insert Closing Date], dj Orthopedics has purchased the electromagnetic bone growth stimulation device business formerly conducted by OrthoLogic Corp. and this business is now conducted by dj Orthopedics under the dj Orthopedics name. These promotional materials are being used temporarily by dj Orthopedics pending the production of revised promotional materials. Where appropriate, references to OrthoLogic Corp. shall be deemed to be references to dj Orthopedics." Buyer may also use the Excluded Marks to the extent necessary and only to the extent necessary to collect the Accounts Receivable included in the Purchased Assets by identifying itself as successor to the Business and Purchased Assets formerly operated and owned by Seller; provided, however, that Buyer may not hold itself out as Seller or create any confusion that Buyer is Seller or that Buyer acquired the Excluded Marks. Nothing contained herein shall exclude Buyer from using all trade names and brand names being transferred to Buyer pursuant to
Section 2.1 hereof.

         5.15 Payment of Liabilities. Seller shall promptly pay when due all of its liabilities and obligations related to the Business, including, without limitation, the Excluded Trade Payables and other Excluded Liabilities. If a creditor of Seller compromises an Excluded Trade Payable, such compromise shall be for Buyer's benefit. To that end, Seller shall promptly report to Buyer the compromise of an Excluded Trade Payable and Seller shall pay to Buyer the difference between the amount paid to the vendor and the invoice amount (or other amount to used to determine whether an adjustment is required under
Section 2.6(c) hereof), with such payment to be received within three (3) Business Days of the compromise.

         5.16 Proceeds. In the event that after the Closing, Seller receives any cash proceeds or other distributions ("Proceeds") constituting or relating to the Purchased Assets it will promptly remit such Proceeds to Buyer, provided that with respect to Proceeds that are received on the first day of the month through and including the fifteenth day of the month, such transfer shall occur on or before the twentieth day of the month, and with respect to Proceeds that are received on the sixteenth day of the month through and including the last day of the month, such transfer shall occur on or before the fifth day of the following month. Seller will use reasonable best efforts to ensure its employees deliver checks received in respect of the Business to Buyer so that Seller does not receive Proceeds. In the event Buyer receives any Proceeds constituting or relating to an Excluded Asset, Buyer will promptly remit such proceeds to Seller provided that with respect to Proceeds that are received on the first day of the month through and including the fifteenth day of the month, such transfer shall occur on or before the twentieth day of the month, and with respect to Proceeds that are received on the sixteenth day of the month through and including the last day of the month, such transfer shall occur on or before the fifth day of the following month. Buyer will use reasonable best efforts to ensure its employees deliver checks received in respect of the Excluded Assets so that Buyer does not receive Proceeds. During the two-year period following the Closing Date, each party shall have the right once every six (6) months during such period to review the records of the other party (including lockbox records) with respect to the Business in order to ensure compliance with this Section.

         5.17     Access to Records and Personnel.

                  (a) Buyer and Seller shall each make their respective books and records (including work papers in the possession of their respective accountants) available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the Closing Date, with respect to all transactions of the Business occurring prior to and those relating to the Closing, the historical financial condition, results of

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

operations and cash flows of the Business, the Assumed Liabilities (including patient records), the Purchased Assets or Transferred Employees. In addition, Buyer shall give reasonable assistance to Seller (for reasonable periods of time), through Buyer's employees, to obtain such access in order for Seller to record entries relating to the closing of Seller's books relating to the Business, to prepare and file Tax returns related to the Business, and to prepare the Closing Balance Sheet. Each party shall provide the other party at least ten (10) days prior written notice before transferring, destroying or discarding any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. In the case of records owned by Seller, such records shall be made available at Seller's executive office, and in the case of records owned by Buyer, such records shall be made available at Buyer's executive office. Upon the request of a party, such records shall be provided electronically at the requesting party's expense, to the extent such records can be provided electronically. As used in this Section 5.17(a), the right of inspection includes the right to make extracts or copies. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party. In addition, in connection with lawsuits or other proceedings, Seller or Buyer, as the case may be, shall use reasonable efforts to make available at the requesting party's expense, including the per diem employment costs for services so provided, personnel (for reasonable periods of time) of Seller or Buyer, as the case may be, for purposes of depositions and testimony.

                  (b) Each party (the "Employing Party") shall allow certain employees of the Business or Seller to enter into consulting arrangements with the other party (the "Contracting Party") at the reasonable request of the Contracting Party on terms to be negotiated by the Contracting Party and such employees; provided, however that such consulting arrangements shall be subject to the consent of the Employing Party, which shall not be unreasonably withheld; and, provided, further that such consent shall not be deemed unreasonably withheld if such consulting arrangement impedes such employees from fulfilling his or her duties. The responsibility for any obligations or liabilities arising under the consulting arrangements will be the sole responsibility of the Contracting Party and such employees and the Employing Party will have no liability resulting from, or arising under, any consulting arrangement.

         5.18 Compliance with HIPAA Privacy Rules. Compliance with HIPAA Privacy Rules. As a part of the Transaction, Seller will transfer ownership of certain medical records to Buyer. These medical records contain Protected Health Information ("PHI"), as defined in 45 C.F.R. 160.103. Seller is permitted to disclose these medical records to Buyer pursuant to 45 C.F.R. 164.501. Buyer understands and acknowledges that these medical records contain PHI and that, upon the completion of the Transaction, Buyer will be the owner of the medical records and will be considered to be a Covered Entity under 45 C.F.R. Part 160 and Part 164, subparts A and E (the "HIPAA Privacy Rule"), and therefore will comply with the HIPAA Privacy Rule.

         5.19 Retention Bonuses On the date that is one year after the Closing Date, Buyer shall pay to the employees listed on Schedule 5.19 who are then employees in good standing of Buyer or any of its subsidiaries a bonus in the amount set forth opposite such persons name on Schedule 5.19, all as more fully set forth in an agreement between Buyer and such employee which has been made available to Seller for review, and less applicable withholding and other employee taxes. On the business day following the first anniversary of the Closing Date, Seller shall pay Buyer by wire transfer of immediately available funds 75% of the cost of such bonuses (including the employer share of payroll taxes) as set forth by Buyer in an invoice provided to Seller, without deduction or offset of any kind. Seller may pay all or any portion of this obligation by releasing funds held in the Escrow to Buyer from a separate account established in the Escrow for this purpose. If any portion of the amount shown on Schedule
5.19 is not required to pay the cost of the bonuses, then Buyer will cause the escrow agent to release from Escrow Seller's 75% share of the applicable cost of the bonus amount within ten (10) Business Days of the event eliminating the bonus obligation.

                                   ARTICLE VI
                                   TAX MATTERS

         6.1 Indemnity. Except for sales and use taxes in an aggregate amount not to exceed that set forth on the Closing Date Net Working Capital Schedule, Seller agrees to indemnify and hold harmless Buyer against the following Taxes and against any Losses incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on the Business or Taxes imposed with respect to any of the Purchased Assets with respect to taxable periods ending on or before the Closing Date including, but not limited to, Taxes that constitute Excluded Liabilities; (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Business or Taxes imposed with respect to any of the Purchased Assets which are allocable to the portion of such period ending on the Closing Date; and (iii) Taxes imposed on Buyer as a result of any breach of warranty or misrepresentation under Section 3.10 of this Agreement. Buyer shall be responsible for Taxes of the Business for periods after the Closing Date. For purposes of this Article VI, "Buyer" and "Seller," respectively, shall include each member of the affiliated group of corporations of which it is or becomes a member.

         6.2 Conveyance Taxes. Seller shall be responsible for any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement.

         6.3 Tax Certificates and Information. On or prior to the Closing Date, Seller will provide Buyer, at Buyer's request, with all tax clearance certificates or similar documents that may be required by any state, local or other Taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price. On or prior to the Closing Date, Seller will furnish to Buyer an affidavit stating, under penalty of perjury, Seller's United States taxpayer identification number and that Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

                                   ARTICLE VII
                             CONDITIONS OF PURCHASE

         7.1 General Conditions. The obligations of the parties to effect the Closing will be subject to the following conditions, unless waived in writing by both parties:

                  (a) No Law or Order will have been enacted, entered, issued, promulgated or enforced by any Governmental Entity at what would otherwise be the Closing Date that prohibits or materially restricts the Transaction;

                  (b) All Approvals required to be obtained from any Governmental Entity will have been received or obtained on or before the Closing Date, and the waiting period under the HSR Act shall have expired or been earlier terminated;

                  (c) The Stockholders of Seller shall have approved the sale of the Purchased Assets as provided for in Section 5.8; and

                  (d) The escrow agent shall have entered into the Escrow Agreement with Buyer and Seller.

         7.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing will be subject to the following conditions, unless waived in writing by Buyer:

                  (a) The representations and warranties of Seller in this Agreement will be true at the Closing Date with the same effect as though made at such time except for any failure that, individually or in the aggregate, has not resulted in or would not result in a Material Adverse Effect.

                  (b) Seller will have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or before the Closing Date.

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

                  (c) Seller will have delivered to Buyer certificates of Seller in form and substance satisfactory to Buyer, dated the Closing Date and signed by an executive officer of Seller to the effect set forth in paragraphs
(a) and (b) of this Section 7.2.

                  (d) Seller will have delivered to Buyer (i) a duly executed counterpart of the Sublease in the form of Exhibit C hereto, (ii) a duly executed counterpart of the Transition Services Agreement in the form of Exhibit D hereto, (iii) a duly executed copy of the Escrow Agreement in the form of Exhibit A hereto, (iv) a duly executed copy of the Subcontract in the form of Exhibit E hereto and (v) a duly executed copy of the Billing Services Agreement in the form of Exhibit B hereto.

                  (e) No Material Adverse Change. There shall not have occurred any event or change in circumstance which could reasonably be expected to have a Material Adverse Effect, including, but not limited to, (i) any adverse changes in Law relating to reimbursements for purchases of medical devices of the type manufactured and sold by the Business, or (ii) the failure by the Business to meet the minimum financial performance targets set forth on
Schedule 7.2(e). Neither Seller nor Buyer shall have received notice of the occurrence of any event which, with the passage of time, would constitute a Material Adverse Effect.

                  (f) Suppliers, etc. The material customers, distributors or suppliers of the Business listed on Schedule 7.2(f) shall not have terminated, or given notice of their intent to terminate their relationship with the Business.

                  (g) Financing. Buyer shall have obtained financing for the transactions contemplated by this Agreement on the terms specified in the Commitment or alternative financing on the terms contemplated by Section 5.9.

                  (h) Encumbrances. Any and all Encumbrances on the Purchased Assets shall have been terminated effective as of the Closing Date, other than Permitted Encumbrances.

                  (i) Consents and Regulatory Approvals. All material licenses, Permits, authorizations, consents and approvals of and filings with any third party required to be obtained or made by Seller in connection with the consummation of the transactions contemplated by this Agreement shall have been duly obtained or made by or on behalf of Seller.

                  (j) Secretary's Certificate. Buyer shall have received a secretary's certificate in form and substance reasonably satisfactory to Buyer evidencing that this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and that the parties signing this Agreement on behalf of Seller are authorized to do so, and certificates of good standing in Delaware and Arizona.

                  (k) Opinion of Counsel. Buyer shall have received from Quarles & Brady Streich Lang LLP, counsel for Seller, an opinion dated the Closing Date substantially in the form of Exhibit F hereto, and a reliance letter in customary form in favor of Buyer's lenders.

                  (l) Approval of Actions and Documents. All actions to be taken by Seller in connection with the consummation of the transactions contemplated hereby and the form and substance of all certificates, instruments, environmental reports and other documents delivered to Buyer under this Agreement shall be reasonably satisfactory in all respects to Buyer and its counsel.

                  (m) Documents Transferring Title. Seller shall have delivered to Buyer a general conveyance document and contract, patent, copyright and trademark assignments dated the Closing Date transferring title to the Purchased Assets in such form as Buyer reasonably requests.

         7.3 Conditions to Obligations of Seller. The obligations of Seller to effect the Closing will be subject to the following conditions, unless waived in writing by Seller:

                  (a) The representations and warranties of Buyer in this Agreement will be true at the Closing Date with the same effect as though made at such time except for any failure that, individually, or in the aggregate, has not resulted in or would not result in a Buyer Material Adverse Effect;

                  (b) Buyer will have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or before the Closing Date;

                  (c) Buyer will have delivered to Seller certificates of Buyer in form and substance satisfactory to Seller, dated the Closing Date and signed by an executive officer of Buyer to the effect set forth in paragraphs
(a) and (b) of this Section 7.3;

                  (d) Buyer will have delivered to Seller (i) a duly executed counterpart of the Sublease in the form of Exhibit C hereto; (ii) a duly executed counterpart of the Transition Services Agreement in the form of Exhibit D hereto; (iii) a duly executed counterpart of the Escrow Agreement in the form of Exhibit A hereto and (iv) a duly executed copy of the Subcontract in the form of Exhibit E hereto; and (v) a duly executed copy of the Billing Services Agreement in the form of Exhibit B hereto;

                  (e) Buyer shall have delivered an instrument of assumption and assumed the Assumed Liabilities;

                  (f) Buyer shall have delivered the cash portion of the Purchase Price, in immediately available funds, less the amount deposited in escrow under the terms of the Escrow Agreement; and

                  (g) Buyer shall have delivered a secretary's certificate in form and substance reasonably satisfactory to Seller evidencing that this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and that the party signing this Agreement on behalf of Buyer is authorized to do so, and a certificate of good standing in Delaware.

                  (h) Opinion of Counsel. Seller shall have received from Donald M. Roberts, general counsel of Buyer, and Bingham McCutchen LLP, counsel for Buyer, an opinion dated the Closing Date substantially in the form of Exhibit G hereto.

                  (i) Approval of Actions and Documents. All actions to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and the form of substance of all certificates, instruments, and other documents delivered to Seller under this Agreement shall be reasonably satisfactory in all respects to Seller and its counsel.

                                  ARTICLE VIII
                      TERMINATION OF OBLIGATIONS; SURVIVAL

         8.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing as follows and in no other manner:

                  (a)      by mutual consent in writing of Buyer and Seller;

                  (b) by either Seller or Buyer if any Governmental Entity has issued an Order or taken any other actions (which the parties will use their commercially reasonable efforts to lift), in either case permanently restraining, enjoining or otherwise prohibiting the Transaction, and such Order or other action becomes final and nonappealable;

                  (c) by either Buyer or Seller if the Closing shall not have occurred on or prior to January 31, 2004 (provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose breach of or failure to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur on or before such date, and shall not be available to Buyer, if all conditions to Closing in Section 7.1 and Section 7.2 (other than the condition set forth in Section 7.2(g)) have been satisfied, or waived by Buyer;

                  (d) by either Buyer or Seller, if at the Seller's Stockholder Meeting (including any adjournment or postponement), the requisite stockholder approval shall not have been obtained (provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party seeking termination who at the time is in breach of or has failed to fulfill any of its obligations under this Agreement);

                  (e) by either Buyer or Seller, if there has been a material breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Seller (in the case of termination by Buyer) or on the part of Buyer (in the case of termination by Seller), which breach (i) causes the conditions set forth in Section 7.2(a) or (b) (in the case of termination by Buyer) or Section 7.3(a) or (b) (in the case of termination by Seller) not to be satisfied, and (ii) shall not have been cured (if capable of being cured) within thirty (30) days following receipt by Seller from Buyer of written notice of Seller's breach or by Buyer from Seller of written notice of Buyer's breach, as the case may be;

                  (f) by Seller, if Seller Board determines to accept a Superior Proposal; or.

                  (g) (i) by Buyer, if Buyer does not obtain either (x) the financing contemplated by Section 5.9, or (y) the alternative financing on the terms contemplated by Section 5.9, or (ii) after January 31, 2004, by Seller, if all conditions to Closing set forth in Section 7.1 and Section 7.2 have been satisfied or waived, other than the condition set forth in Section 7.2(g).

         8.2      Effect of Termination.

                  (a) If this Agreement is terminated pursuant to Section 8.1, except pursuant to Section 8.1(d), 8.1(f) or 8.1(g), all further obligations of the parties under this Agreement will terminate without further liability of any party to another; provided, however, that the obligations of the parties contained in Section 10.9 (Confidentiality) and Section 10.12 (Expenses) will survive any such termination. A termination under Section 8.1 will not relieve any party of any liability for a breach of, or for any misrepresentation under, this Agreement, or be deemed to constitute a waiver of any available remedy, including specific performance if available, for any such breach or misrepresentation.

                  (b) If this Agreement is terminated pursuant to Section 8.1(d), in order to compensate Buyer for the effort and expense incurred in pursuing a Transaction and to induce Buyer to enter into this Agreement, Seller agrees to pay Buyer $2,000,000 and, effective upon receipt of such payment, Seller shall be released from any claim for breach of this Agreement related to the failure to obtain stockholder approval.

                  (c) If this Agreement is terminated pursuant to Section 8.1(f), in order to compensate Buyer for the effort and expense incurred in pursuing a Transaction and to induce Buyer to enter into this Agreement, Seller agrees to pay Buyer $2,000,000 and also reimburse Buyer for all of its expenses incurred in connection with the transactions contemplated hereby up to an amount equal to $2,000,000 and, effective upon receipt of such payment, Seller shall be released from any claim for breach of this Agreement related to Seller's acceptance of the Superior Proposal to the extent it was unsolicited under the terms of Section 5.10 hereof.

                  (d) If Buyer or Seller terminates this Agreement pursuant to Section 8.1(g) and such failure to obtain financing or satisfy the condition set forth in Section 7.2(g) is attributable solely to Buyer's financial performance or any change in or status of the assets, properties, condition (financial or otherwise),

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

results of operations or prospects of Buyer, including, without limitation, the failure resulting solely therefrom to obtain or maintain a rating of Buyer's senior secured debt by Standard & Poor's of B+ with a positive outlook or by Moody's Investors Service of B2 with a stable outlook, in order to compensate Seller for the effort and expense incurred in pursuing a Transaction and induce Seller to enter into this Agreement, Buyer agrees to pay Seller $2,000,000, and, effective upon receipt of such payment, Buyer shall be released from any claim for breach of this Agreement related to the failure to obtain financing.

         8.3 Survival of Representations and Warranties. The representations and warranties contained in or made pursuant to this Agreement will expire on the second anniversary of the Closing except that: (a) the representations and warranties contained in Sections 3.1 (Organization and Related Matters), 3.2 (Authorization), 3.14 (No Brokers or Finders), 4.1 (Organization and Related Matters), 4.2 (Authorization) (other than the last two sentences) and 4.6 (No Brokers or Finders) will survive the Closing and remain in full force and effect indefinitely; (b) the representations and warranties contained in Sections 3.10 (Taxes), 3.13 (Compliance with Law), 3.22 (Employee Benefit Plans), 3.23 (Environmental Matters) and 3.30 (Government Contracts) will continue through 120 days after the expiration of the applicable statute of limitations as the same may be extended; (c) the agreements made in this Section
8.3 and all covenants made in this Agreement will be continuing; and (d) if a claim or notice is given under Article IX (Indemnification) with respect to any representation or warranty before the applicable expiration date, such representation or warranty will continue indefinitely until such claim is finally resolved.

                                   ARTICLE IX
                                 INDEMNIFICATION

         9.1 Obligations of Seller. Seller agrees to indemnify and hold harmless Buyer, and its directors, officers, employees, stockholders, Affiliates, agents, representatives, successors and assigns (collectively, "Buyer Indemnified Persons") from and against any and all Losses directly or indirectly, as a result of, or based upon or arising from (a) any inaccuracy in or breach or nonperformance of any of the representations or warranties made by Seller in this Agreement; (b) the violation or non-performance of any covenant or obligation to be performed by Seller under this Agreement; (c) any liabilities or obligations of Seller that are not Assumed Liabilities; (d) the Excluded Assets; (e) any Administrative Violation or product liability claim arising out of the conduct of the Business prior to the date of the Closing; (f) Taxes, as set forth in Section 6.1, and any interest or penalties thereon, or
(g) the failure of Seller to comply with any bulk sales or bulk transfer laws.

         9.2 Obligations of Buyer. Buyer agrees to indemnify and hold harmless Seller and its directors, officers, employees, stockholders, Affiliates, agents, representatives, successors and assigns (collectively, "Seller Indemnified Persons") from and against any and all Losses, directly or indirectly, as a result of, or based upon or arising from: (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement, (b) Buyer's conduct and operation of the Business after the Closing or (c) Buyer's failure to pay, perform or otherwise discharge the Assumed Liabilities when they come due.

         9.3 Collection of Accounts Receivable. Buyer shall use its commercially reasonable efforts consistent with Seller's current practices to collect all Accounts Receivable included in the Purchased Assets. If any Accounts Receivable (except for Excluded Medicare Receivables) included in the Closing Date Net Working Capital Schedule have not been collected within eighteen (18) months of the Closing Date, Seller shall indemnify Buyer and pay to Buyer the face amount of all such uncollected Accounts Receivable, net of the reserves for discounts, allowances and bad debt reflected on the Closing Date Net Working Capital Schedule, and subject in any event to the limitations set forth in Sections 9.5(a) and (b). Beginning ninety (90) days after the Closing Date, as long as any Accounts Receivable remain uncollected, Buyer shall provide Seller, within thirty (30) days of the end of each calendar quarter, with a report, in a form customarily provided to auditors in connection with an audit, listing the status of the Accounts Receivable included in the Purchased Assets, including aging. Seller shall have the right, exercisable one time prior to the expiration of the 18 month period, upon reasonable notice to Buyer and during business hours, to have its personnel or outside auditors conduct an audit of Buyer's records with respect to the Accounts Receivable. This Section 9.3 shall represent Buyer's sole remedy for Seller's breach of the representation and warranty set forth in
Section 3.20.

         9.4      Procedure.

                  (a) Any party seeking indemnification with respect to any Loss (the "Indemnified Party") will promptly notify the party required to provide indemnity hereunder (the "Indemnifying Party") in accordance with
Section 10.11, provided, that the failure to give such notice shall not affect the right of the Indemnified Party to indemnification except to the extent the failure to give notice prejudices the Indemnifying Party's ability to defend any claim.

                  (b) If any claim, demand or liability is asserted by any third party against any Indemnified Party (a "Third Party Claim"), the Indemnified Party will, upon notice of the claim or demand, promptly notify the Indemnifying Party, subject to the proviso of Section 9.4(a), and the Indemnifying Party will defend and/or settle any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not promptly defend or settle any such claims, the Indemnified Party will have the right to control any defense or settlement, at the expense of the Indemnifying Party. No claim will be settled or compromised without the prior written consent of each party to be affected, with such consent not being unreasonably withheld. The Indemnified Party will at all times also have the right to participate fully in the defense at its own expense unless there is, under applicable law, a conflict on any significant issue between Indemnifying Party and Indemnified Party, in which case the fees and expenses of one counsel in respect of such claim incurred by the Indemnified Party will be paid by Indemnifying Party. The parties will cooperate in the defense of all Third-Party Claims that may give rise to Indemnifiable Claims hereunder. In connection with the defense of any claim, each party will make available to the party controlling such defense, any books, records or other documents within its control that are reasonably requested in the course of such defense.

                  (c) If the Indemnified Party has a claim against the Indemnifying Party that does not involve a Third Party Claim (an "Inter-Party Claim"; and together with a Third Party Claim, an "Indemnifiable Claim"), the Indemnified Party will notify the Indemnifying Party with reasonable promptness of the claim, and, to the extent known, specifying the nature, estimated amount and the specific basis for the claim. The Indemnifying Party will respond within thirty (30) days of receipt of the notice of an Inter-Party Claim. If the Indemnifying Party fails to respond, the claim specified by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party, subject only to proof of the amount of Loss. If the Indemnifying Party timely disputes the claim, the Indemnified and the Indemnifying Party will negotiate in good faith to resolve the dispute, and if not resolved, either party may pursue whatever remedies it may have.

                  (d) If any Loss is covered by insurance, Indemnified Party will file claims against the applicable policies, but need not appeal the denial of any claim nor assign any rights to Indemnifying Party under the policy. The provisions of this Article IX are subject to the rights of any Indemnified Party's insurer that may be defending any such claim. If the Indemnifying Party makes any payment hereunder of a Loss, the Indemnifying Party will be subrogated, to the extent of the payment and permitted by the applicable policies, to the rights of the Indemnified Party against any insurer or third party with respect to the Loss.

                  (e) All payments made pursuant to this Article IX (other than a payment based on an obligation arising under Section 5.7 [Non-Compete]) shall be treated as adjustments to the purchase price for the Purchased Assets.

         9.5      Indemnification Threshold; Maximum Losses.

                  (a) Seller will have no liability for Losses incurred by Buyer Indemnified Persons arising out of or related to the inaccuracy or breach of a representation or warranty (other than representations and warranties set forth in Sections 3.1 (Organization and Related Matters), 3.2 (Authorization), 3.3 (No Conflicts), 3.7(d) (Trade Payables), 3.10 (Taxes), 3.14 (No Brokers or Finders), and 3.26 (Voting Requirements)), unless and until the aggregate of all Losses incurred by Buyer Indemnified Persons exceeds $250,000, at which time Seller will be obligated to indemnify Buyer Indemnified Persons for all Losses in excess of $250,000 in the aggregate.

                  (b) Seller will have no liability arising out of the breach or inaccuracy of a representation or warranty by Seller for Losses incurred by Buyer Indemnified Persons and Buyer will have no liability arising out of the breach or inaccuracy of a representation or warranty by Buyer for Losses incurred by Seller Indemnified Persons, whether resulting from an action for indemnification or otherwise, to the extent the aggregate Losses incurred by Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, including any Losses previously recovered, exceed the Purchase Price; provided, however, that the limitation on liability provided in this Section 9.5(b) shall not apply to any claims for indemnification in connection with (i) the breach or inaccuracy of a representation or warranty set forth in Sections 3.1 (Organization and Related Matters), 3.2 (Authorization), 3.10 (Taxes), 3.13 (Compliance with Law), 3.14 (No Brokers or Finders), and 3.30 (Government Contracts); (ii) the breach of any covenant set forth in Article V; (iii) Seller's responsibility for all obligations related to the Excluded Liabilities; or (iv) Buyer's responsibility for all obligations related to the Assumed Liabilities.

         9.6 Cooperation; Manner of Payment. In connection with any Indemnifiable Claim, the Indemnified Party will cooperate in all reasonable requests of the Indemnifying Party. All claims against Seller shall be also made under and pursuant to the Escrow Agreement, and at such time as Seller becomes obligated to a Buyer Indemnified Party pursuant to this Article IX Seller shall cause the amount required to satisfy the claim to be disbursed from the Escrow. If at any time the Escrow is exhausted, or the entirety of the funds therein are being held subject to a dispute under this Article IX, Seller shall pay the Losses incurred directly to the Buyer Indemnified Party entitled to be indemnified hereunder.

         9.7 WARN Act. If, following the Closing and during the period ending 60 days after the Closing, Buyer takes any action (including failing to hire the requisite number of employees of Seller in the Business) that in and of itself has the effect of causing Seller to incur Losses payable to terminated employees under the Federal Worker Adjustment and Retraining Notification Act ("WARN"), then Buyer shall indemnify Seller and hold it harmless from such Losses, and upon receipt form Seller of notice of a Third Party Claim under the WARN Act arising out of an action by Buyer taken following the Closing, including the failure by Buyer to hire the requisite number of employees of the Business, Buyer shall promptly assume the defense of such claim and pay the Losses incurred in such defense.

         9.8 Exclusive Remedy. Except in the case of fraud, or where a party may be entitled to injunctive relief or other equitable remedies, after the Closing, the indemnification provided in this Article IX will constitute the exclusive remedy of the parties and each of their respective directors, officers, employees, Affiliates, agents and assigns from and against any and all Losses asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from the breach of any representation or warranty or the nonfulfillment of any agreement or covenant in or pursuant to this Agreement or any other agreement, document, or instrument required hereunder.

         9.9 Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party, or its Affiliates, will be liable to the other party or its Affiliates for any damages other than compensatory damages. Each party agrees that it will not seek consequential or punitive damages as to any matter under, relating to or arising out of the Agreement or the Transaction.

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                                    ARTICLE X
                                     GENERAL

         10.1 Amendments; Waivers. Except as expressly provided herein, this Agreement and any attached Schedule or Exhibit may be amended only by the agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby will be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

         10.2 Schedules; Exhibits; Integration. Each Schedule and Exhibit delivered pursuant to the terms of this Agreement must be in writing and will constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such Schedules and Exhibits, and the other agreements and instruments delivered at Closing, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

         10.3 Further Assurances. Each party will execute and deliver, both before and after the Closing, such further certificates, agreements and other documents and take such other actions as the other party may reasonably request or as may be necessary or appropriate to consummate or implement the Transaction or to evidence such events or matters. Seller shall execute and deliver any forms required to transfer foreign Intellectual Property to Buyer.

         10.4 Governing Law. This Agreement and the legal relations between the parties will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines unless certain matters are preempted by federal law.

         10.5 No Assignment. Neither this Agreement nor any rights or obligations under it are assignable by one party without the prior written consent of the other party, except as set forth in Section 5.7 and except that
(i) Buyer may pledge any rights hereunder to financing sources or lenders, without Seller's consent and (ii) each of Buyer and Seller may, without the other parties consent, assign all such rights and obligations to a successor in interest (whether by merger, purchase of substantially all assets or otherwise) so long as such successor shall assume all such rights and obligations under this Agreement.

         10.6 Headings. The descriptive headings of the Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

         10.7 Counterparts. This Agreement and any amendment hereto or any other agreement delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All counterparts will constitute one and the same agreement and will become effective when one or more counterparts have been signed by each party and delivered to the other party.

         10.8 Publicity and Reports. Until 90 days after the Closing Date, the content of all public announcements relating to the Transaction shall be mutually agreed upon in advance by Seller and Buyer; provided, that each party hereto may make any such announcement without the prior consent of the other party which it in good faith believes is necessary or advisable in connection with any requirement of any applicable law, regulation or stock exchange rules (it being understood and agreed that each party shall promptly provide the other party with copies of any such announcement and shall use best efforts to inform the other party prior to making any such announcement).

         10.9 Confidentiality. Each of Seller and Buyer agrees that all non public, confidential information so received from the other party is deemed received pursuant to the confidentiality agreement, dated as of July 3, 2003 between Seller and Buyer (the "Confidentiality Agreement") and each party will, and will cause its

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

Representatives (as defined in the Confidentiality Agreement) to, comply with the provisions of the Confidentiality Agreement with respect to such information, and the provisions of the Confidentiality Agreement are hereby incorporated by reference with the same effect as if fully set forth herein. For the avoidance of doubt, non-public, confidential or proprietary information or copies thereof retained by Seller regarding the Business is governed by the Confidentiality Agreement.

         10.10 Parties in Interest. This Agreement is binding upon and will inure to the benefit of each party and their respective successors or assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         10.11 Notices. Any notice or other communication hereunder must be given in writing and: (a) delivered in person; (b) transmitted by facsimile; (c) delivered via an overnight courier service of national reputation; or (d) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

                  If to Buyer, addressed to:

                  dj Orthopedics, LLC
                  2985 Scott Street
                  Vista, CA 92083
                  Attention: Donald M. Roberts
                  Telecopier: (760) 734-3536

                  With copies to:

                  Bingham McCutchen LLP
                  355 South Grand Avenue, Suite 4400
                  Los Angeles, CA 90071
                  Attention: Roger H. Lustberg
                  Telecopier: (213) 229-8550

                  If to Seller, addressed to:

                  OrthoLogic Corp.
                  1275 W. Washington Street
                  Tempe, AZ 85281
                  Attention: Thomas R. Trotter
                  Telecopier: (602) 286-2808

                  With a copy to:

                  Quarles & Brady Streich Lang LLP
                  Two N. Central Avenue
                  Phoenix, AZ 85004
                  Attention: Steven P. Emerick
                  Telecopier: (602) 417-2980

or to such other address or to such other Person as either party has last designated by such notice to the other party. Each such notice or other communication will be effective: (i) if given by facsimile, when transmitted to the applicable number so specified in this Section 10.11 and an appropriate electronic confirmation is received; (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as above; (iii) if given by overnight courier service of national reputation, one day

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after such communication is deposited with such courier service; or (iv) if given by any other means, when actually received at such address.

         10.12 Expenses. Except as set forth in Section 8.2, Seller and Buyer will each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the Transaction, including, the fees, expenses and disbursements of their respective investment bankers, accountants and counsel.

         10.13 Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

         10.14 Attorney Fees. If there is any Action for the breach of this Agreement or for misrepresentation by any party, the prevailing party will be entitled to reasonable attorney's fees, costs and expenses incurred in such Action. Attorneys fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment and, to the maximum extent permitted by law, will not be deemed merged into any such judgment.

         10.15 Representation By Counsel; Interpretation. Seller and Buyer each acknowledge that each has been represented by counsel in connection with this Agreement and the Transaction. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement will be interpreted in a reasonable manner to effect the intent of Buyer and Seller.

         10.16 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it will be adjusted rather than voided, if possible, to achieve the intent of the parties. All other provisions of this Agreement will be deemed valid and enforceable to the extent possible.

         10.17 Specific Performance. Seller and Buyer each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, the other Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms. Each Party therefore agrees that the other Party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

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                  IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be executed by its duly authorized officers as of the day and year first above written.

                               "BUYER"

                               DJ ORTHOPEDICS, LLC

                               By:   /s/ Leslie H. Cross
                               Name: Leslie H. Cross
                               Its:  President, CEO

                               "SELLER"

                               ORTHOLOGIC CORP.

                               By:   /s/ Thomas R. Trotter
                               Name: Thomas R. Trotter
                               Its:  President/CEO

                  [Signature Page to Asset Purchase Agreement]

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